BASIC LEASE INFORMATION:

Building:	100 B Street, Santa Rosa, California containing approximately 46,384 rentable square feet, as shown on Exhibit B, attached hereto.
Lease Date:	April 15, 2005
Landlord:	Sonya Valentina, LLC, a Delaware Limited Liability Company
Tenant:	North Valley Bank, a California corporation
Premises:	Suite 360, containing approximately 1,450 rentable square feet on the third floor of the Building, as shown on Exhibit A, attached hereto.
Use:	General office use and bank customer service
Term:	April 15, 2005 through February 28, 2010 (4 years, 10 months, 13 days), so as to coincide with the term of Tenant's lease of Suite 110 in the Building pursuant to a separate lease dated October 19, 2004.
Commencement Date:	April 15, 2005
Rent Commencement Date:	May 15, 2005
Initial Base Rent:	$2,900 per month ($2.00 per rentable square ft. per month) $34,800 annually
Base Rent Increases:	The Base Rent shall be increased annually based on CPI increases using the San Francisco/Oakland Index (see Section 3.2).
Operating Expenses:	Tenant shall pay Tenant's Percentage Share of increases in operating expenses and real estate taxes over Base Year.
Tenant's Percentage Share:	3.13%
Base Year:	2005
Security Deposit:	None
Landlord's Broker:	None

Tenant's Broker:	Connie Bradley, Orion Partners Ltd.
Landlord Address for Notices:	Prentiss Properties 100 B Street #240 Santa Rosa, CA 95401 Attention: Property Management Telephone: (707) 542-2945 Facsimile: (707) 542-3724
Tenant Address for Notices Before Commencement Date:	100 B Street, Suite 110 Santa Rosa, CA 95401
Tenant Address for Notices After Commencement Date:	100 B Street, Suite 360 Santa Rosa, CA 95401
Tenant Improvements:	Tenant shall lease the Premises from Landlord "AS-IS" without change or modification, excepting however that Landlord, at Landlord's sole cost and expense shall install building standard and carpet in the Premises, see Exhibit E.
Option to Extend:	Two (2) five (5) year options to extend, See Article 30.

This Basic Lease Information is made a part of the attached Lease.

TENANT:

NORTH VALLEY BANK,
a California corporation

By: [signature]
Name: Jack Richter
Its: EVP COO

TENANT:
NORTH VALLEY BANK,
a California corporation

By: [signature]
Name: ED GRAIKA
Its: EVP/CFO

LANDLORD:

SONYA VALENTINA LLC,
a Delaware limited liability company

By: [signature]
H. Skip Berg, Manager

TABLE OF CONTENTS

EXHIBITS

OFFICE LEASE

THIS LEASE, which is dated as of the Lease Date set forth in the Basic Lease Information is entered into by Sonya Valentina, LLC, as Landlord, and North Valley Bank, a California corporation, as Tenant. Terms that are capitalized in this Lease and not defined in the body of or the Exhibits to this Lease shall have the meanings set forth in the Basic Lease Information, which is hereby made a part of this Lease.

Article 1. DEFINITIONS.

For all purposes of this Lease, the terms in quotation marks below shall have the meanings ascribed to them in this Article 1:

"Adjustment Date" shall mean the first anniversary of the Commencement Date, and each succeeding anniversary of the Commencement Date occurring during the Term, if the Commencement Date is the first day of a calendar month. If the Commencement Date is not the first day of a calendar month, the first "Adjustment Date" shall be the first day of the calendar month immediately following the first anniversary of the Commencement Date, and the term "Adjustment Date" shall mean the first Adjustment Date and each succeeding anniversary of the first Adjustment Date.

"Alteration" shall have the meaning ascribed to such term in Section 14.1(a).

"Applicable Laws" shall mean all laws, statutes, ordinances and governmental, rules, regulations, orders, requirements (including the Americans with Disabilities Act) and certificates of occupancy, whether now or hereafter in force or effect; and all recorded covenants and restrictions (or like documents) applicable to the Property at any time, provided such covenants, restrictions or like documents first applicable to the Property after the date of this Lease do not materially and adversely affect Tenant's right to occupy the Premises and conduct its business therein in the manner contemplated by this Lease.

"Base Year" shall have the meaning ascribed to such term in the Basic Lease Information.

"Business Day" shall mean a day other than a Saturday, a Sunday, or a day on which banking institutions in the Santa Rosa California metropolitan area are required or authorized by law or other governmental action to be closed.

"Common Facilities" means all parking areas, lobbies, atriums, public restrooms and other common areas, facilities, utilities and equipment provided by Landlord solely for the common use or benefit of the occupants of the Building, and their employees, agents, customers and other invitees.

"Increased Operating Expenses" shall mean the amount by which (x) Operating Expenses paid or incurred by Landlord with respect to each calendar year falling wholly or partially within the

Term exceeds (y) Operating Expenses paid or incurred by Landlord with respect to the Base Year.

"Interest Rate" shall mean the lesser of ten percent (10%) per annum or the maximum interest rate permitted by law.

"Land" shall mean the land depicted or described on Exhibit B attached hereto, and any improvements thereon other than the Building.

"Landlord's Parties" shall mean Landlord and its members, partners, officers, directors, employees, agents and representatives, and the successors, heirs and assigns of any of them.

"Operating Expenses" shall mean (i) all of Landlord's costs and expenses of operating, repairing, maintaining and managing the Property (including necessary replacements), as determined by Landlord in accordance with generally accepted accounting principles or other recognized accounting principles, consistently applied, including without limitation: Real Property Taxes; Business Tax (otherwise known as gross receipts tax); the cost of electricity, water and sewer, gas, irrigation and other utilities servicing the Building, including all facilities charges imposed by utility companies or any governmental agency; the cost of insurance, including public liability, property damage, earthquake and flood insurance, whether pursuant to a separate policy or allocable to the Building by the insurer (including costs of claims to the extent of any deductibles provided for under such insurance that are not otherwise recouped by Landlord, except to the extent such claim is based on the willful misconduct or gross negligence of Landlord); the cost of performing Landlord's maintenance and repair obligations under this Lease; the cost of fire safety system and lighting equipment maintenance and repair; maintenance, repair and service contract fees; costs of communications equipment (including maintenance and repair); garbage, waste and refuse disposal and recycling expenses; cleaning, painting, gardening and landscaping expenses; plumbing and sewer maintenance and repair charges; heating, ventilation and air conditioning costs; line painting and other parking lot repair and maintenance; extermination expenses; signage expenses that are not allocable to a particular tenant of the building; the cost of tenant relations and events; charges incurred for security services; legal, accounting and bookkeeping expenses; commercially reasonable management fees (of no more than four percent (4%) of gross monthly rents and collections for basic services), reimbursements and charges; license, permit and inspection fees; all costs and expenses of contesting by appropriate legal proceedings any matter concerning operating or managing the Building or the amount or validity of any taxes, fees, assessments, levies or other impositions levied, assessed or imposed against the Building or the use, occupancy or operation thereof; amortization of the cost of all personal property, fixtures and equipment used in the management, operation, maintenance and repair of the Property (to the extent the purchase price thereof was not passed through to tenants as an operating expense); reasonable reserves for repairs and replacements; and the cost of all supplies, materials, tools, equipment, labor, and personnel to implement any component of the foregoing, but excluding the cost of any of the above items billed to Tenant or other tenants in the Building with respect to their own use and occupancy of their premises or allocable to other buildings on the Land; (ii) amortization costs of any capital improvements made to the Property after the date of this Lease that reduce other Operating Expenses, improve the operating efficiency of any

system on the Property (such as an energy management computer system), are required under any governmental law or regulation applicable to the Property, or that are reasonably required for the health and safety of tenants in the Building (such capital improvements to be amortized over such reasonable period as Landlord shall determine); (iii) interest upon the unamortized balance of the cost of the capital improvements included in clause (ii) of this definition, at the interest rate paid by Landlord on the funds borrowed for the purpose of constructing such capital improvements (or if such funds were not borrowed, at the then-current interest rate for such a loan, assuming Landlord had borrowed such funds); and (iv) the Building's pro rata share of all costs of owning, operating, managing, repairing, replacing and maintaining any common areas that are shared among owner of the Building and neighboring property owners, including without limitation: the cost of operating, maintaining and repairing any medians, fountains, clock towers, roadways, walkways or parking areas; the cost of signage; gardening and landscaping expenses; the cost of insurance (including costs of claims to the extent of any deductibles provided for under such insurance); electricity, water, gas, irrigation and other utilities; lighting equipment maintenance and repair; exterior painting, cleaning and maintenance; amortization of capital improvements to the extent the capital improvements reduce other Operating Expenses or to the extent that they are required by governmental authorities; charges due under any Covenants, Conditions & Restrictions (or like documents) encumbering all or part of the Building from time to time, or sums payable to any Owners Association or similar entity governing all or part of the Building from time to time; security service; reasonable reserves for repairs and replacements; and all supplies, equipment, labor, and the cost of personnel to implement any component of the foregoing. With respect to any period that less than ninety percent (90%) of the rentable area of the Building is occupied, Operating Expenses shall be adjusted to equal Landlord's reasonable estimate of Operating Expenses if one hundred percent (100%) of the total rentable area of the Building were occupied during such period. Any other provision of this definition of "Operating Expenses" to the contrary notwithstanding, if the Building is sold during the Term and Real Property Taxes increase as a result of such sale, Operating Expenses for the year following the year in which such sale occurs shall be limited to one hundred and five percent (105%) of Operating Expenses with respect to the year in which such sale occurred.

"Operating Expense Rent" shall mean a sum equal to Tenant's Percentage Share of Increased Operating Expenses.

"Property" shall mean the Land and the Building.

"Real Property Taxes" shall mean any ordinary or extraordinary form of assessment or special assessment, license fee, rent tax, levy, penalty (if a result of Tenant's delinquency) or tax of every kind and nature whatsoever relating to the Premises, Building and/or Property, other than net income, premium, estate, succession, inheritance, transfer or franchise taxes, imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government for any maintenance or improvement or other district or division thereof. The term shall include all transit charges, housing fund assessments, real estate taxes and all other taxes relating to the Premises, Building and/or Property, all other charges that may be levied in lieu of real estate taxes, and all assessments, assessment bonds, levies, fees, and other governmental charges (including charges for traffic facilities, improvements, child care, water services studies

and improvements, and fire services studies and improvements), whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvement, services, benefits or any other purposes that are assessed, levied, confirmed, imposed or become a lien upon the Premises, the Building or the Property or become payable during the Term.

"Tenant's Percentage Share" shall mean the percentage specified in the Basic Lease Information, provided that if the rentable area of the Premises or the rentable area of the Building is changed, then Landlord shall change Tenant's Percentage Share to a percentage equal to the rentable area of the Premises divided by the rentable area of the Building.

Article 2. TERM AND PREMISES.

2.1 Term Expiration Date.

(a) The Term of this Lease (the "Term") shall start on the Commencement Date (as specified in the Basic Lease Information) and end at 4 PM on the expiration of the Term (subject to adjustment as set forth in Section 2.1(b), hereinafter the "Expiration Date"), unless terminated on an earlier date in accordance with the terms of this Lease.

(b) If the Commencement Date is not the first day of a calendar month, the Term shall be deemed to have commenced on the first day of the next succeeding calendar month, for purposes of determining any and all renewal dates, the Expiration Date, notice periods for any options, the effective date of any increases in Rent (defined in Section 3), and any other provisions relating to the Term.

(c) If the Commencement Date is not ascertainable on the date of this Lease, Landlord shall prepare a Confirmation of Term Memorandum when such date becomes known, and Tenant and Landlord shall execute such memorandum. The Confirmation of Term Memorandum shall set forth the Commencement Date and the Expiration Date, and may also contain an acknowledgment of the completion of tenant improvement work and other acknowledgments, if applicable.

2.2 Delay in Commencement. If, for any reason except the gross negligence or willful misconduct of Landlord, Landlord does not tender possession of the Premises to Tenant by the Commencement Date, or if the Commencement Date does not occur by any date estimated therefore, Landlord shall not be subject to any liability. Such failure to tender possession shall not affect the validity of this Lease or the obligations of Tenant hereunder or extend the Expiration Date, except that Tenant shall not be obligated to pay rent until possession of the Premises is tendered to Tenant, unless Landlord's failure to tender possession of the Premises is caused by a Tenant Delay (as defined in the Work Letter) or a default by Tenant under this Lease. If Landlord fails to tender possession of the Premises to Tenant within sixty (60) days after the Commencement Date for a reason other than a Tenant Delay or default, Tenant may elect to terminate this Lease by delivering written notice to Landlord within ten (10) days thereafter. If this Lease is terminated pursuant to this Section, Landlord shall return any Security Deposits and

prepaid rent received from Tenant, and neither party shall have any further rights, liabilities or obligations hereunder.

2.3 Early Entry or Occupancy. If Landlord permits Tenant to enter the Premises prior to the Commencement Date (for the purpose of performing work or any other reason), such entry shall be subject to all of the provisions of this Lease, including but not limited the obligation by Tenant to obtain insurance pursuant to Article 8 below but excluding Tenant's obligation to pay Base Rent and Operating Expense Rent. Such entry shall not advance the Expiration Date. Tenant shall pay all utility, trash removal and other costs arising from its use or occupancy of the Premises prior to the Commencement Date. Nothing in this Section 2.3 shall give Tenant any might to enter the Premises prior to the Commencement Date, which right can only be conferred on Tenant by a writing executed by Landlord.

2.4 Right to Occupy. So long as Tenant is in compliance with the terms, covenants and conditions of this Lease, Tenant shall have the right to occupy the Premises during the Term, and any extensions thereto.

2.5 Demise of Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises described in the Basic Lease Information, and Landlord grants Tenant the non-exclusive right to use the Common Facilities in accordance with the provisions of Section 12.2.

2.6 Landlord's Right of Early Termination. In the event that Landlord at any time during the Term of this Lease, obtains a change in zoning or other entitlements for the Land including the Building and the Premises inconsistent with its existing commercial uses, in Landlord's sole and absolute discretion, Landlord shall have the right to terminate this Lease by providing not less than twelve (12) months' written notice to Tenant.

Article 3. RENT.

3.1 Base Rent.

(a) Tenant shall pay Base Rent in the initial amount stated in the Basic Lease Information, which amount shall be subject to increase as provided in Section 3.2. Tenant shall pay the monthly installment of Base Rent in advance on or before the first day of each calendar month during the Term, without the need for prior notice or demand by Landlord. Upon the Rent Commencement Date, as described in the Basic Lease Information, Tenant shall pay an amount equal to the monthly initial Base Rent stated on the Basic Lease Information.

(b) If the Rent Commencement Date is the first day of a calendar month, the Base Rent paid pursuant to Section 3.1(a) shall be applied toward the Base Rent payable the first month following the Rent Commencement Date.

(c) If the Rent Commencement Date is not the first day of a calendar month: (i) Base Rent shall be prorated (on the basis of a 30 day month) for the fractional month during which the Rent Commencement Date occurs; (ii) any Base Rent paid pursuant to Section 3.1(a) shall be applied

toward Base Rent for such fractional month; (iii) any remaining portion of the amount paid pursuant to Section 3.1(a) shall be applied toward the Base Rent payable on the first day of the month immediately following the month in which the Rent Commencement Date occurred, and Tenant shall pay the balance of the Base Rent due on such date; and (iv) regular monthly payments of Base Rent shall commence on the first day of the following month.

3.2 Base Rent Increases. On each Adjustment Date, the then-current Base Rent shall be increased as follows:

3.2.1 Adjustment. The base for computing the adjustment ("Base Index") is the Consumer Price Index, All Items, for the San Francisco-Oakland Metropolitan Area published by the United States Department of Labor, Bureau of Labor Statistics ("Index"), which, in the case of the first adjustment, is published for the month nearest the date of the commencement of the term, and in the case of all subsequent adjustments, is the Extension Index for the last previous Adjustment Date. If the Index published nearest the Adjustment Date ("Extension Index") has increased over the Base Index, the minimum monthly rent for the following period (until the next rent adjustment) shall be set by multiplying the monthly rent then in effect by a fraction, the numerator of which is the Extension Index, and the denominator of which is the Base Index. Notwithstanding the foregoing, in no event shall the minimum monthly rent be less than the minimum monthly rent set forth in Paragraph 3.1 or such rent as adjusted under this paragraph in effect for the immediately preceding year, whichever is higher; furthermore no adjustment shall result in the minimum monthly rent being increased less than two percent (2%) nor more than five percent (5%) over the immediately preceding year. Upon adjustment of the minimum monthly rent as provided in this Lease, Landlord shall deliver to Tenant written notice stating the new minimum monthly rent.

3.2.2 Changes in Index. If the Index is changed so that the base year differs from that used as of the month immediately preceding the month in which the term commences, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.

3.2.3 Delay in Availability of Index Information. The rental adjustment shall be automatic and shall not be conditioned upon notice. However, in the event there is a delay in giving notice or in the event that the information concerning the Extension Index is not readily available on an Adjustment Date, Lessee shall continue to pay rent at the rates for the previous period until such time as notice is given or the Extension Index information is available, at which time Lessee shall pay any additional amounts due since the Adjustment Date and commence payment of the adjusted amounts.

3.3 Additional Rent. All charges payable by Tenant under the terms of this Lease in addition to Base Rent shall constitute additional rent ("Additional Rent") to Landlord. Additional Rent includes without limitation Operating Expense Rent. Except to the extent this Lease may provide otherwise, all Additional Rent shall be paid by Tenant within fifteen (15) days after Tenant's receipt of a statement from Landlord.

3.4 Payment of Rent. The term "Rent" shall mean Base Rent and Additional Rent. Rent shall be paid at Landlord's address for notices (as set forth in the Basic Lease Information), or such other place as Landlord may designate, without deduction or offset.

3.5 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or payment of Rent shall be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or payment of Rent, or pursue any other remedies available to Landlord.

3.6 Late Charge. If any Rent or other payment required to be made by Tenant under this Lease is not received by Landlord within ten (10) days following the date the same is due, Tenant shall pay to Landlord as liquidated damages a late charge equal to the greater of One Hundred Dollars ($100.00) or eight percent (8%) of the delinquent Rent or other payment, regardless of whether a notice of default or notice of termination has been given by Landlord. The parties agree that Landlord will incur costs not contemplated by this Lease by virtue of such delinquencies, including without limitation administrative, collection, processing and accounting expenses, the amount of which would be extremely difficult and impractical to compute, and the amount stated herein represents a fair and reasonable estimate thereof. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's breach or default with respect to such delinquency, or prevent Landlord from exercising any of Landlord's other rights and remedies. In addition to the late charge described above, any Rent or other amounts owing hereunder that are not paid within ten (10) days after the date they are due shall bear interest at the Interest Rate from the date such sum was first due through the date of payment. Landlord's acceptance of any interest or late charge shall not constitute a waiver of Tenant's default or prevent Landlord from exercising any other rights or remedies available to Landlord.

3.7 Proration. If this Lease terminates on other than the last day of a calendar month, then the Base Rent and Operating Expense Rent payable with respect to such partial month shall be prorated based upon a thirty (30)-day month.

Article 4. SECURITY DEPOSIT.

Tenant does not have any amount on deposit with Landlord a security deposit. Notwithstanding the foregoing, Tenant understands and agrees that if Tenant is in default of any of the terms and provisions of the Lease, Tenant shall immediately and upon demand pay to Landlord any such

amount necessary to cure the default or to compensate Landlord for all damage sustained by Landlord resulting from Tenant's default.

Article 5. OPERATING EXPENSES AND RENT.

5.1 Payment of Operating Expense Rent. Tenant shall have no obligation to pay Operating Expense Rent prior to the first Adjustment Date. Starting on the later of (i) the first Adjustment Date or (ii) January 1, 2006, and thereafter on or before the first day of each calendar month during the remainder of the Term, Tenant shall pay as Operating Expense Rent in accordance with the provisions of this Article 5 (and the other provisions of this Lease dealing with the payment of Rent) Tenant's Percentage Share of Increased Operating Expenses.

5.2 Estimates of Operating Expense Rent. Prior to the end of each calendar year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant a written notice of Landlord's estimate of Operating Expense Rent that shall be payable by Tenant during the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord one-twelfth (1/12) of Landlord's estimate of Tenant's annual Operating Expense Rent; provided, however, that if notice is not given prior to the end of the calendar year, Tenant shall continue to pay Operating Expense Rent on the basis of Landlord's most recent estimate until the month after the notice is given. If at any time it appears to Landlord that the amount payable for the then current calendar year will vary from Landlord's estimate, Landlord may give notice to Tenant of Landlord's revised estimate, and subsequent payments of Operating Expense Rent by Tenant for the remainder of such year shall be based on the revised estimate. Landlord shall not give notice of a revised estimate of Operating Expense Rent for any calendar year more frequently than twice in any ninety (90) day period.

5.3 Annual Reconciliation. Within one hundred eighty (180) days after the end of each calendar year during the Term, or as soon thereafter as practicable, Landlord shall compare actual Operating Expenses for the preceding year with Landlord's estimate thereof, and deliver to Tenant a statement of the adjustment to Operating Expense Rent for the prior calendar year. If, on the basis of the statement, Tenant owes an amount that is less than the Operating Expense Rent for the calendar year previously paid by Tenant, Landlord shall apply the excess to the next payment(s) of Operating Expense Rent due. If, on the basis of the statement, Tenant owes an amount that is more than the Operating Expense Rent for the calendar year previously paid by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement. Except as may be provided to the contrary in Section 5.4, the termination or expiration of this Lease shall not affect the reconciliation and other obligations of Landlord and Tenant pursuant to this Section 5.3 that are to be performed after the termination or expiration of this Lease.

5.4 Reconciliation at End of Lease.

(a) On or before the tenth (10th) day following the expiration or sooner termination of this Lease, Landlord shall compare Landlord's then-current estimate (based on the most recently available information) of Operating Expenses for the period commencing on the first day of the calendar

year in which such expiration or termination occurs and ending on the date of such expiration or termination (the "Adjustment Period") with Landlord's prior estimate thereof (i.e., the estimate given to Tenant under Section 5.2, prorated for the length of the Adjustment Period) and deliver to Tenant a statement (the "Close Out Statement") setting forth any adjustment to Operating Expense Rent for the Adjustment Period based on such updated estimate. Within ten (10) days after receiving the Close Out Statement, Tenant shall send Landlord a notice indicating that (i) Tenant accepts the Close Out Statement as a final reconciliation of Operating Expense Rent payable by Tenant with respect to the Adjustment Period (i.e., in lieu of the reconciliation described in Section 5.3), or (ii) that Tenant does not accept the Close Out Statement as a final reconciliation of Operating Expense Rent payable by Tenant with respect to the Adjustment Period, and that Tenant elects to have a reconciliation as described in Section 5.3 be the final reconciliation of Operating Expense Rent payable by Tenant with respect to the Adjustment Period.

(b) If, on the basis of the Close Out Statement, Tenant owes an amount that is more than the Operating Expense Rent previously paid by Tenant with respect to the Adjustment Period, Tenant shall pay the deficiency to Landlord within twenty (20) days after delivery of the Close Out Statement. If Tenant elected the option set forth in clause (i) of Section 5.4 (a), upon payment of such deficiency neither Landlord nor Tenant shall have any further obligations to each other with respect to Operating Expense Rent paid or payable with respect to the Adjustment Period, and no final reconciliation shall be conducted pursuant to Section 5.3 after the expiration or termination of this Lease.

(c) If, on the basis of the Close Out Statement, Tenant owes an amount that is less than the Operating Expense Rent previously paid by Tenant with respect to the Adjustment Period and Tenant elected the option set forth in clause (i) of Section 5.4 (a), then Landlord shall apply the excess to any sum owed to Landlord by Tenant and pay the remainder (if any) to Tenant within thirty (30) days following the end of the Adjustment Period, and neither Landlord nor Tenant shall have any further obligations to each other with respect to Operating Expense Rent paid or payable with respect to the Adjustment Period, and no final reconciliation shall be conducted pursuant to Section 5.3 after the expiration or termination of this Lease.

(d) If Tenant elected the option set forth in clause (ii) of Section 5.4 (a), a final reconciliation shall be conducted pursuant to Section 5.3 following the end of the calendar year in which the expiration or termination of this Lease occurs, and any payment made by Tenant under Section 5.4 (b) shall be included in the final reconciliation.

Article 6. <u>TAXES ON TENANT IMPROVEMENTS AND PERSONAL PROPERTY.</u>

Notwithstanding any other provision hereof, Tenant shall pay the full amount of any increase in Real Property Taxes during the Term resulting from any and all alterations and tenant improvements of any kind whatsoever placed in, on or about the Premises for the benefit of, at the request of, or by Tenant. Tenant shall pay prior to delinquency all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall make all reasonable efforts to have such personal property taxed separately from the Premises

and the Building. If any such taxes on Tenant's personal property are levied against Landlord, the Premises or the Building, or if the assessed value of the Premises or Building is increased by inclusion of a value placed upon such personal property of Tenant, then: (i) Landlord, after written notice to Tenant, shall have the right to pay the taxes levied against Landlord, or the taxes based upon such increased valuation, but under protest if so requested by Tenant in writing; and (ii) Tenant shall pay to Landlord the taxes levied against Landlord, or the taxes resulting from such increased valuation, within fifteen (15) days after Tenant's receipt of a written statement from Landlord. Tenant, at Tenant's sole cost, shall have the right, in the name of Landlord and with Landlord's full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid; and any amount so recovered shall belong to Tenant.

Article 7. USE.

7.1 Permitted Use. The Premises shall be used and occupied only for the permitted use specified in the Basic Lease Information, and shall not be used or occupied for any other purpose without the prior written consent of Landlord. Other than possible temporary closures for maintenance, repairs, emergencies and the like, Tenant shall have access to (and the right to use) the Premises seven days a week and twenty-four hours a day. Tenant shall not sell merchandise or place carts, signs, chairs, or other objects outside the exterior walls, roof or exterior doorways of the Premises without, in each instance, Landlord's prior written consent. Tenant hereby acknowledges and agrees that Landlord may in any event withhold consent for any use or activity that Landlord believes, in the exercise of its good faith business judgment, may: reduce the market value of the Building or the fair market rental rates thereof; inconvenience or cause a safety risk to tenants or other persons in the Building; not be in keeping with the general character of the Building; or increase the risk to (or wear on) Landlord's real or personal property.

7.2 Compliance with Law. Tenant shall not do or permit anything to be done in or about the Premises in conflict with, and Tenant shall, at its expense, comply promptly with all Applicable Laws, insofar as any thereof relate to or affect the condition, use or occupancy of the Premises.

7.3 Waste, Quiet Conduct. Tenant shall not use or permit the use of the Premises in any manner which, in the reasonable judgment of Landlord: (a) tends to create waste or a nuisance; (b) causes objectionable noise or odors; (c) disturbs the quiet enjoyment of any other tenant in the Building; or (d) will invalidate or cause the cancellation of any fire, extended coverage or other insurance policy covering the Premises. Tenant shall correct any violation of this Section as quickly as is reasonably possible, but in any event within thirty (30) days after receipt of a notice of violation from Landlord.

7.4 Rules and Regulations. Tenant shall comply with the Rules and Regulations for the Building attached hereto as Exhibit D, as the same may be amended by Landlord from time to time in the reasonable exercise of its discretion upon reasonable notice to Tenant. In addition, Tenant shall comply with any Covenants, Conditions & Restrictions (or like documents) applicable to the Building, and all rules, regulations and restrictions imposed by any

Homeowners Association or similar entity formed pursuant to the CC&R's or otherwise governing the Building.

7.5 Operation of Business. Tenant shall continuously and uninterruptedly conduct its business in the Premises, and shall not abandon or vacate the Premises. Tenant agrees to maintain a neat appearance in and about the Premises at all times.

7.6 Hazardous Materials

7.6.1 Hazardous Materials Laws. "Hazardous Materials Laws" means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended, 42 U.S.C. §9601, et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the California Hazardous Waste Control Act, Cal. Health and Safety Code §25 100, et seq., the Carpenter-Presley-Tanner Hazardous Substances Account Act, Cal. Health and Safety Code §25300, et seq., the Safe Drinking Water and Toxic Enforcement Act, Cal. Health and Safety Code §25249.5, et seq., the Porter-Cologne Water Quality Control Act, Cal. Water Code §13000, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

7.6.2 Hazardous Materials. "Hazardous Materials" means any chemical, compound, material, substance or other matter that: (a) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Materials Law; (b) is controlled or governed by any Hazardous Materials Law or gives rise to any reporting, notice or publication requirements hereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or Landlord with respect to any third person hereunder; or (c) is flammable or explosive material, oil, asbestos, urea formaldehyde, radioactive material, nuclear medicine material, drug, vaccine, bacteria, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

7.6.3 Use. Tenant shall not allow any Hazardous Material to be used, generated, manufactured, released, stored or disposed of on, under or about, or transported from, the Premises, unless: (a) such use is specifically disclosed to and approved by Landlord in writing prior to such use; and (b) such use is conducted in compliance with the provisions of this Section 7.6. Landlord's consent may be withheld in Landlord's sole discretion, and, if granted, shall not be deemed consent for any use not specifically set forth in such disclosure by Tenant and may be revoked by Landlord at any time. Landlord may approve such use subject to reasonable conditions to protect the Premises and Landlord's interests. Landlord may withhold approval if Landlord determines that such proposed use involves a material risk of a release or discharge of Hazardous Materials or a violation of any Hazardous Materials Laws or that Tenant has not provided reasonable assurances of its ability to remedy such a violation and fulfill its obligations under this Section 7.6. Notwithstanding the foregoing, Landlord hereby consents to Tenant's use,

storage or disposal of products containing small quantities of Hazardous Materials, which products are of a type customarily found in offices and households (such as aerosol cans containing insecticides, toner for copies, paints, paint remover and the like), provided that Tenant shall handle, use, store and dispose of such Hazardous Materials in a safe and lawful manner and shall not allow such Hazardous Materials to contaminate the Premises.

7.6.4 Compliance With Laws; Handling of Hazardous Materials. Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Hazardous Materials Laws. Tenant shall obtain, maintain in effect and comply with the conditions of all permits, licenses and other governmental approvals required for Tenant's operations on the Premises under any Hazardous Materials Laws, including, but not limited to, the discharge of appropriately treated Hazardous Materials into or through any sanitary sewer serving the Premises. At Landlord's request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. All Hazardous Materials removed from the Premises shall be removed and transported by duly licensed haulers to duly licensed disposal facilities, in compliance with all Hazardous Materials Laws. Tenant shall perform any monitoring, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work (collectively, "Remedial Work") required as a result of any release or discharge of Hazardous Materials affecting the Premises or the Building or any violation of Hazardous Materials Laws by Tenant or any successor or sublessee of Tenant or their respective agents, contractors, employees, licensees or invitees. Landlord shall have the right in Landlord's sole and absolute discretion (but not the obligation) to intervene at Tenant's cost and expense, in any governmental action or proceeding involving any Remedial Work, and to review and approve performance of the Remedial Work, in order to protect Landlord's interests. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to Hazardous Materials without notifying Landlord in writing and providing ample opportunity for Landlord to intervene.

7.6.5 Compliance With Insurance Requirements. Tenant shall comply with the requirements of Landlord's and Tenant's insurers regarding Hazardous Materials and with such insurers recommendations based upon prudent industry practices regarding management of Hazardous Materials.

7.6.6 Notice; Reporting. Tenant shall notify Landlord, in writing, and provide copies of any written notices or related correspondence received by Tenant within three (3) Business Days after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released, discharged or is located on, under or about the Premises, whether or not the release or discharge is in quantities that would otherwise be reportable to a public agency; (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws; (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives notice or knowledge of any claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. If the potential risk of any of the foregoing events is material, Tenant shall deliver immediate oral

notice to Landlord, in addition to written notice as set forth above. Tenant shall promptly deliver to Landlord copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws.

7.6.7 Termination/Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant's cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition free of Hazardous Materials, to the extent the condition is caused by Tenant or any successor or sublessee of Tenant or their respective agents, contractors, employees, licensee or invitees.

7.6.8 Indemnity. Tenant shall indemnify, protect, defend and hold Landlord (and its partners and their respective officers, directors, employees and agents) harmless from and against any and all liabilities, claims, suits, judgments, actions, investigations, proceedings, costs and expenses (including attorneys' fees and court costs) arising out of or in connection with any breach of any provisions of this Section 7.6 or directly or indirectly arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant, or any successor or sublessee of Tenant, or their respective agents, contractors, employees, licensees, or invitees, on, under or about the Premises, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work. Any defense of Landlord pursuant to this Section shall be by counsel chosen or otherwise approved by Landlord. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials nor the strict compliance with all Hazardous Materials Laws shall excuse Tenant from Tenant's indemnification obligations pursuant to this Section 7.6. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Article 8 of this Lease. Tenant's obligations pursuant to this Section 7.6 shall survive the termination or expiration of this Lease.

7.6.9 Assignment; Subletting. If Landlord's consent is required for an assignment of this Lease or a sublease of the Premises, Landlord shall have the right to refuse such consent if, in Landlord's reasonable judgment, the possibility of a release of Hazardous Materials is materially increased as a result of the assignment or sublease or if Landlord does not receive reasonable assurances that the new tenant has the experience and the financial ability to remedy a violation of Hazardous Materials and fulfill its obligations under this Section 7.6.

7.6.10 Entry and Inspection; Cure. Landlord, and its agents, employees and contractors, shall have the right, but not the obligation, to enter the Premises at all reasonable times to inspect the Premises and Tenant's compliance with the terms and conditions of this Section 7.6, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of an emergency, or if Landlord has reasonable cause to believe that violations of this Section 7.6 have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least twenty-four (24) hours prior notice to Tenant. Landlord shall have the right, but not the obligation, to remedy any violation by Tenant of the provisions of this Section 7.6 pursuant to Section 25.3 of this Lease or to perform any Remedial Work that Landlord deems necessary or appropriate in Landlord's sole and absolute discretion, as a result of any governmental order,

investigation or proceeding. Tenant shall pay, upon demand, all costs incurred by Landlord in remedying such violations or performing all Remedial Work, plus interest thereon at the Interest Rate from the date of demand until the date paid by Tenant.

7.6.11 Default. The release or discharge of any Hazardous Material or the violation of any Hazardous Materials Law by Tenant or any successor or sublessee of Tenant shall be a material default by Tenant under this Lease. In addition to or in lieu of the remedies available under this Lease as a result of such default, Landlord shall have the right, without terminating this Lease, to require Tenant to suspend its operations and activities on the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord's election of this remedy shall not constitute a waiver of Landlord's right thereafter to declare a default and pursue other remedies set forth in this Lease.

7.7 Suitability. Tenant hereby acknowledges that neither Landlord nor Landlord's agents have made any representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, except as may be specifically set forth in this Lease.

Article 8. INDEMNITY AND INSURANCE.

8.1 Indemnity. Tenant shall be responsible for, shall insure against, and shall indemnify Landlord and Landlord's Parties, and hold them harmless from, any and all liability for any loss, damage or injury to person or property in connection with or arising out of Tenant's use and occupancy of the Premises, and Tenant hereby releases Landlord and Landlord's Parties from any and all liability for the same. Tenant's obligation to indemnify Landlord and Landlord's Parties hereunder shall include the duty to defend against any claims asserted by reason of any loss, damage or injury with counsel selected or otherwise approved by Landlord, and to pay any judgments, settlements, costs, fees and expenses, including attorneys' fees, incurred in connection therewith.

8.2 Landlord's Insurance.

(a) Landlord may procure and maintain in full force and effect with respect to the Building a policy or policies of "special form" insurance in an amount not less than ninety percent (90%) of the full insurance replacement value (replacement cost new, including debris removal, and demolition) thereof.

(b) Landlord may keep and maintain in full force and effect during the Term insurance to pay for rental abatement or loss of Rent in case of fire or other insured casualty, in an amount at least equal to the amount of Rent payable by Tenant during one (1) year of the Term, as reasonably determined by Landlord. In addition to any other insurance policies carried by Landlord in connection with the Building, Landlord may elect to procure and maintain in full force and effect during the Term with respect to the Building a policy of earthquake/volcanic action and flood and/or surface water insurance, including rental value insurance against abatement or loss of rent in the case of damage or loss covered under the earthquake/volcanic and flood and/or surface

water insurance, in an amount up to one hundred percent (100%) of the full insurance replacement value (including debris removal and demolition) of the Building.

(c) Any of the insurance carried by Landlord under this Lease may be provided by one or more policies covering both the Building and other property.

8.3 Tenant's Public Liability Insurance. Tenant, at its own cost and expense, shall keep and maintain in full force and effect during the Term a policy or policies of commercial general liability insurance, written by an insurance company of good financial standing, licensed to do business in the State of California, and with a rating of at least "A-X" as set forth in the most current issue of "Best's Insurance Reports", or otherwise satisfactory to Landlord, in the form customary to the locality, insuring Tenant's activities with respect to the Premises and the Building against loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises and Building, with a combined single limit for bodily injury and/or property damage of Two Million Dollars ($2,000,000); provided, however, that if, at any time during the Term, Tenant shall have in full force and effect a blanket policy of public liability insurance with the same coverage for the Premises and Building described above, as well as coverage of other premises and properties of Tenant, or in which Tenant has some interest, the blanket insurance shall satisfy the requirement hereof. Landlord, its successors and assigns, property manager, and any nominee of Landlord holding any interest in the Premises and Building, including, without limitation, any ground lessor or the holder of any fee or leasehold mortgage, shall be named as an additional insured under each policy of insurance maintained by Tenant pursuant to this Lease.

8.4 Alterations; Tenant's Property and Fixtures. During the Term, Tenant shall maintain, at Tenant's expense, a policy of insurance covering loss or damage to Alterations (as defined in Section 14.1). Tenant acknowledges and agrees that it bears the risk of damage to (or the loss of) any furniture, equipment, machinery, goods, supplies, fixtures or other items that are or remain the property of Tenant, or as to which Tenant retains the right of removal from the Premises, and that Landlord shall have no liability with respect to any such property.

8.5 Insurance Certificates. Tenant shall furnish to Landlord, on or before the Commencement Date and thereafter within thirty (30) days prior to the expiration of each policy:(i) a certificate of insurance issued by the insurance carrier of each policy of insurance carried by Tenant pursuant to this Article 8; and (ii) an endorsement issued by the insurance carrier of each policy of insurance carried by Tenant pursuant to this Article 8 indicating that Landlord, its successors and assigns, and any nominee of Landlord holding any interest in the Premises and Building (including any ground lessor or the holder of any mortgage) are named as insureds under each policy of insurance maintained by Tenant pursuant to this Lease. The certificates shall expressly provide that the policies shall not be cancelable or subject to reduction of coverage or otherwise be subject to modification except after thirty (30) days prior written notice to the parties named as insureds.

8.6 Tenant's Failure. If Tenant fails to maintain any insurance required by this Lease or fails to present Landlord with certificates evidencing such insurance as required pursuant to Section

8.5 above, then Landlord shall have the right (but not the obligation) to obtain such insurance on behalf of Tenant and Landlord hereunder and Tenant shall be obligated to reimburse Landlord for same immediately upon demand by Landlord. Tenant shall be liable for any loss or cost resulting from Tenant's breach of these Sections 82 through 8.7 in this Lease. This Section shall not be deemed to be a waiver of any of Landlord's rights and remedies under any other provision of this Lease.

8.7 Waiver of Subrogation. Tenant agrees that in the event of loss or damage due to any of the perils for which it has agreed to provide insurance, Tenant hereby waives any and all claims that it might otherwise have against Landlord with respect to any risk or claim insured against to the extent of any proceeds realized from the insurance coverage to compensate for a loss. To the extent permitted by applicable insurance policies without voiding coverage, Tenant hereby releases and relieves Landlord, and waives its entire right of recovery against Landlord for loss or damage arising out of or incident to the perils insured against to the extent of insurance proceeds realized for such loss or damage, which perils occur in, on or about the Premises and regardless of the cause or origin, specifically including the negligence of Landlord or its agents, employees, contractors and/or invitees. Tenant shall to the extent such insurance endorsement is available, obtain for the benefit of Landlord a waiver of any right of subrogation that Tenant's insurer might otherwise acquire against Landlord by virtue of the payment of any loss covered by such insurance, and shall give notice to the insurance carrier or carriers that the foregoing waiver of subrogation is contained in this Lease.

Article 9. ASSIGNMENT AND SUBLETTING.

9.1 Landlord's Consent Required. Tenant shall have the right to sublet or assign all or part of the premises at any time with Landlord's consent which shall not be unreasonably withheld, conditioned or delayed.

9.2 Landlord's Election. Tenant's request for consent to any Transfer shall be accompanied by a written statement setting forth the details of the proposed Transfer, including the name, business and financial condition of the transferee, including but not limited to financial statements in a for a time period and in a form acceptable to Landlord, financial details of the proposed Transfer (e.g., the term and the rent and security deposit payable under any sublease), and any other information that Landlord may reasonably require. Landlord shall have the right: (a) to withhold consent to the Transfer, if reasonable; or (b) to grant consent. Landlord may require any sublessee to make rental payments directly to Landlord (in an amount not exceeding the rent due hereunder), but Landlord shall have no obligation to accept rent from (or otherwise deal with) any subtenant.

9.3 Administration Fee. If Landlord is asked to consent to a Transfer hereunder, Tenant shall pay Landlord an administrative fee of Two Hundred Fifty Dollars ($250.00) concurrently with Tenant's request for consent, and shall reimburse Landlord and Landlord's managing agent for all attorneys' fees and other costs and expenses incurred in connection with the request (but in no event more than $3,000 with respect to any single Transfer) within five (5) Business Days following receipt of a statement therefore.

9.4 No Release of Tenant. No Transfer shall release or change Tenant's primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord's acceptance of Rent from any other person is not a waiver of any provision of this Article 9 or a consent to Transfer. Consent to one Transfer is not a consent to any subsequent Transfer. If Tenant's transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee, without notifying Tenant or obtaining its consent, and such action shall not relieve Tenant's liability under this Lease.

9.5 No Merger. No merger of Landlord's fee interest in the Premises and Tenant's leasehold interest in the Premises shall result from a Transfer pursuant to this Article 9 or Tenant's surrender of this Lease. If Landlord succeeds to Tenant's leasehold interest in the Premises, Landlord may either terminate any or all subleases entered into by Tenant, or succeed to the interest of Tenant thereunder.

9.6 Preferred Transfers

(a) Subject to the provisions of Section 9.6 (b), Landlord shall not withhold its consent to a Transfer to: (i) an entity that wholly owns Tenant (a "Parent"); (ii) an entity arising as a result of a merger, acquisition or consolidation of Tenant or a Parent; (iii) any successor entity of Tenant or

a Parent created by merger, acquisition, reorganization, re-capitalization or otherwise; or (iv) an entity wholly owned by a Parent (any of the foregoing being a "Preferred Transferee").

(b) Landlord's obligation to consent to a Transfer to a Preferred Transferee other than a Parent shall be subject to Landlord's review and approval of the financial strength and creditworthiness of the Preferred Transferee (which approval shall not be unreasonably withheld).

(c) All of the provisions of Section 9.4 apply to Transfers to Preferred Transferees made pursuant to this Section 9.6.

Article 10. FINANCIAL INFORMATION.

Within ten (10) days after written request from Landlord (which may be made from time to time during the Term), Tenant shall deliver to Landlord Tenant's then-current financial statement, Tenant's financial statements for the two (2) years immediately preceding the year of the then-current statement, and Tenant's two (2) most recently filed income tax returns. Such statements shall be prepared in accordance with generally accepted accounting principles consistently applied, warranted by Tenant to be true and correct, and (to the extent available to Tenant) audited by a certified public accountant. Within ten (10) days after written request from Landlord (which may be made from time to time during the Term), Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender or proposed purchaser of the Property designated by Landlord any financial statements required by such party to facilitate the sale, financing or refinancing of the Property. Tenant shall represent and warrant to Landlord and the recipient of any such statement concurrently with the delivery of such statement that: such statement is a true and accurate statement as of the date of the statement. All such financial statements shall be received in confidence and shall be used only for the purposes set forth herein.

Article 11. UTILITIES AND SERVICES.

11.1 Provision of Services. Provided that no Event of Default (as defined in Article 24) has occurred, Landlord shall cause to be furnished to the Premises the utilities and services described on Exhibit C (Utilities and Services), subject to the conditions and in accordance with the standards set forth therein and in this Article 11.

11.2 Interruption of Services. Landlord reserves the right to stop services of the elevator, plumbing, ventilation, air-conditioning and electric systems when reasonably necessary by reason of accident or emergency, or for repairs, alterations or improvements. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of Rent by reason of, no eviction of Tenant shall result from, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because of, Landlord's failure to furnish any of the utilities or services referred to in Section 11.1, provided such failure is beyond Landlord's reasonable control or Landlord has provided prior written notice of such interruption and such

interruption does not continue for a period in excess of two (2) hours. To the extent practical, Landlord shall attempt to give Tenant notice of proposed shutdowns of services. In the event of any failure, stoppage or interruption thereof, Landlord shall diligently attempt to resume service.

11.3 Excessive Use. If, in Landlord's reasonable opinion, Tenant's use of electricity provided to the Premises by Landlord is excessive or above the permitted use level (on a square footage basis) as set forth in Exhibit C attached hereto, Landlord may install one or more separate meters at the Premises to measure the amount of electricity consumed by Tenant therein. The cost of such installation and of such excess or above average usage of electricity (at the average rate charged for such services by the relevant utility) shall be paid by Tenant to Landlord within ten (10) days following Tenant's receipt of a bill therefor. Tenant shall not connect any apparatus or device with wires, conduits or pipes, or other means by which the services are supplied, for the purpose of using additional or unusual amounts of the services without the prior written consent of Landlord. Any failure to pay any excess costs payable by Tenant pursuant to this Lease when due shall constitute a breach of the obligation to pay Rent under this Lease, and shall entitle Landlord to the rights granted in this Lease for a breach.

11.4 Rules and Regulations. Tenant agrees to cooperate at all times with Landlord and to abide by all reasonable regulations and requirements that Landlord may prescribe for the use of utilities and services provided by Landlord, including the proper functioning and protection of the heating, ventilation and air-conditioning system.

Article 12. COMMON FACILITIES; PARKING.

12.1 Parking. The Property does not include any parking facilities. Landlord will provide to Tenant up to five (5) reserved parking spaces located in the parking structure adjacent to the Building with the final number of spaces to be determined by Tenant on or before the Commencement Date, provided, however, that Tenant shall, as additional rent hereunder, pay to and reimburse Landlord for all of Landlord's out of pocket costs and expenses incurred in obtaining and providing such parking spaces to Tenant (the "Parking Fees"). Landlord and Tenant hereby understand and agree that Landlord shall incur Parking Fees for the reserved use of parking space located in said adjacent parking structure and allocated to Tenant hereunder, which Parking Fees shall be passed through to Tenant. Tenant further understands and agrees that the Parking Fees, (currently $104 per month per reserved space) as incurred by Landlord hereunder, will likely increase during the term, and any renewal terms, of this Lease and Tenant shall be responsible to Landlord for any such cost increases for all reserved parking spaces utilized by Tenant hereunder. Landlord shall provide Tenant with a monthly invoice for the actual amount of the Parking Fees and Tenant shall pay such amount within ten (10) days from the date of such invoice. In the event Tenant desires to obtain the reserved use of any additional spaces within the adjacent parking structure, Tenant will notify Landlord of same in writing and Landlord will provide same to Tenant based on current availability on a "first-come first-served" basis and Tenant shall reimburse Landlord for any additional parking spaces provided in accordance with the reimbursement provisions of this Section 12.1. In no event shall Landlord be liable to Tenant for the failure to provide any reserved parking hereunder, or if for any reason

whatsoever, the availability of any existing or future parking expires, is cancelled or amended, or becomes unavailable to Tenant.

12.2 Tenant's License. Tenant may use the Common Facilities under a revocable license, on a nonexclusive basis in common with other tenants, but nothing in this Lease shall be deemed to give Tenant the right to enter any electrical room or closet, mechanical room, or other area to which Landlord has restricted access. If any such license is revoked, or if the scope or area of the Common Facilities is diminished, Landlord shall not be subject to any liability and Tenant shall not be entitled to any compensation or abatement of rent, nor shall such revocation or diminution be deemed constructive or actual eviction.

12.3 Control By Landlord. Landlord reserves the right to relocate, alter, improve, or adjust the size of any Common Facilities from time to time. All Common Facilities shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time to establish, modify and enforce reasonable rules and regulations with respect to the Common Facilities. Landlord shall have the right (but not the obligation) to construct, maintain and operate lighting facilities on the Common Facilities; to provide security for the Common Facilities; from time to time to change the area, level, location and arrangement of parking areas and other facilities; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to close all or any portion of the Common Facilities to such extent as may, in the opinion of Landlord's counsel, be advisable to prevent a dedication thereof or the accrual of any rights to any person or the public therein; to close temporarily all or any portion of the Common Facilities; to discourage non-customer parking; and to do and perform such other acts in and to the Common Facilities that Landlord shall determine, using good business judgment, to be advisable to improve the convenience and use thereof by tenants, their officers, agents, employees and customers. Landlord shall operate and maintain the Common Facilities in such manner as Landlord, in its sole discretion, shall determine from time to time. Without limiting the scope of such discretion, Landlord shall have the full right and authority to employ all personnel and to make all rules and regulations pertaining to and necessary for the proper operation and maintenance of the Common Facilities.

12.4 Changes and Additions to Building. Landlord reserves the right from time to time to make alterations or additions to and to build additional stories on the Building. Easements for light, air and views are not included in the leasing of the Premises to Tenant.

Article 13. ACCEPTANCE OF PREMISES; TENANT IMPROVEMENTS.

If a Work Letter providing for the construction of Tenant Improvements by Landlord is attached to this Lease as an Exhibit, Landlord shall complete Landlord's Work (as such term is defined in the Work Letter) in accordance with the provisions of such Work Letter. Tenant shall accept the Premises (including Landlord's Work) upon the Substantial Completion Date (as such term is defined in the Work Letter) in its then-current condition, but such acceptance shall not relieve Landlord of its obligation to complete the work set forth on any punch list agreed to pursuant to the terms of such Work Letter. Landlord shall have no obligation to make any tenant

improvements or perform any other work in the Premises other than Landlord's Work, except as may be specifically set forth in Exhibit E attached hereto.

Article 14. ALTERATIONS; ADDITIONS; IMPROVEMENTS; SIGNS.

14.1 (a) Installation by Tenant. Tenant shall not make any alterations, additions or improvements to the Premises or install any trade fixtures, wiring or cabling, exterior signs, exterior machinery, floor covering, interior or exterior lighting, plumbing fixtures, shades or awnings (any of the foregoing being an "Alteration") without obtaining Landlord's prior written consent, which shall not be unreasonably withheld. All fixtures installed by Tenant shall be new or completely reconditioned. Landlord may grant its consent to an Alteration subject to satisfaction of any one or more of the following conditions: (i) Landlord's right to approve plans and specifications in a form satisfactory to Landlord; (ii) Landlord's right to approve the contractor, the method of payment of the contractor, and the construction contract (which contract shall contain, among other features, a provision requiring that all funds payable under the contract be placed by Tenant in cash into an escrow prior to the contractor's entry upon the Premises to perform work if the contract calls for a total payment in excess of $50,000); and (iii) a requirement that Tenant provide to Landlord, at Tenant's sole cost and expense, a lien and completion bond in an amount equal to one hundred twenty five percent (125%) of the estimated cost of the Alteration, to insure Landlord against any liability for mechanics' and material men's liens and to ensure completion of the work. Tenant acknowledges and agrees that it may be required by Landlord to remove any Alteration (or any portion thereof) at the expiration of the Term or sooner termination of this Lease, and repair any damage to the Premises caused by such removal, as more particularly described in Section 23.1.

(b) Ownership. All Alterations shall be owned by Landlord during and after the Term. No Alteration shall be conveyed by Tenant or removed from the Premises without Landlord's prior written consent. All Alterations shall be surrendered with the Premises upon the expiration or earlier termination of this Lease, unless Landlord requires Tenant to remove them; provided, however, that Tenant may install movable furniture, trade fixtures, machinery or equipment in conformance with applicable governmental rules or ordinances, and remove them upon the expiration or earlier termination of this Lease as provided in Article 23.

(c) Legal Compliance. Tenant shall comply with all statutes, codes, rules, laws, ordinances and requirements applicable with respect to Tenant's Alteration at the time Tenant makes any Alteration, and shall deliver to Landlord a complete set of "as built" plans and specifications for each Alteration. Tenant shall be solely responsible for the maintenance and repair of all Alterations, and any violation of Applicable Laws arising during the Term from the existence of any Alteration. Tenant acknowledges and agrees that it would not be unreasonable for Landlord to withhold consent to any Alteration that would require changes to the Common Areas or other portions of the Building due to the Americans with Disabilities Act or other Applicable Laws.

(d) Building Systems. Tenant shall not (i) connect any wiring, cabling, ductor, vent, pipe or other item to the Building's electrical, water, sewage, life safety, communications or other systems (or otherwise modify or affect any such system), or (ii) perform any installation,

construction or other work outside of the Premises without obtaining Landlord's prior written consent.

14.2. Signs.

(a) Tenant shall not install or maintain any sign, awning, canopy, or advertising matter of any kind outside the Premises (or on any exterior door, wall or window of the Premises) without Landlord's prior written approval, which may be withheld in Landlord's sole discretion, provided that Landlord shall not unreasonably withhold its consent to Tenant displaying its name and/or logo on the Building's sign band in a manner designated by Landlord. Tenant shall not install or maintain any sign, decoration, lettering or advertising matter within the Premises that is visible from outside the Premises without first obtaining Landlord's written approval, which shall not be unreasonably withheld, and the approval of any governmental agency having jurisdiction over signs in the Building.

(b) Tenant, at Tenant's expense may install building standard signs for one door to the Premises, and an outside directory in accordance with Landlord's sign program. Any changes to such signs or additional signs shall also be at Tenant's expense and subject to Landlord's approval.

(c) All signs not provided by Landlord must be approved by Landlord and fabricated by a contractor approved by Landlord. Prior to construction of any such sign, a detailed drawing of the proposed sign shall be prepared at the sole expense of Tenant, and submitted to Landlord for written approval. Tenant shall maintain all signs or other items installed pursuant to this Section in good condition and repair at all times.

(d) All signs and sign cases that cannot be removed without damage to the Premises or Building shall be considered Alterations, and shall be subject to the provisions of Section 14.1 and Section 23.1.

(e) Notwithstanding anything contained in Section 14.2 (a) to the contrary, Landlord hereby consents to the installation by Tenant in a manner designated by Landlord, at Tenant's sole cost and expense, a sign displaying Tenant's name and/or logo on the south end of the Building's sign band located at the top floor of the Building (the "Sign"), subject to the approval of any governmental agency having jurisdiction over signs in or on the Building and Landlord's approval of the design of the Sign, as set forth in Section 14.2 (c). Upon expiration or earlier termination of this Lease, Tenant, at Tenant's sole cost and expense, shall remove the aforementioned Sign and shall paint and patch any and all holes and shall perform or have performed any and all repairs required as a result of removal of the Sign necessary to return the Building to its condition existing prior to installation of the Sign.

14.3 Remodeling. Landlord may in the future remodel or refurbish ("Remodeling") portions of the Building, which may include the Premises. The Remodeling will be done in accordance with design specifications prepared by the project architect and reviewed and approved by Landlord. Copies of the specifications will be made available to Tenant, but Tenant shall not have any

approval rights with respect to the Remodeling. Tenant shall not, through any act or omission, in any way impede, delay or prevent the Remodeling. A new exterior tenant sign criteria may be developed as part of the Remodeling. Within sixty (60) days after Tenant's receipt of written notice of new sign criteria, Landlord shall at no cost or expense to Tenant remove all existing exterior signs, including but not limited to the Sign, and replace them with new signs in accordance with the new sign criteria, but nothing in this sentence shall prevent Landlord from including in Operating Expenses the cost of signage changes required by law or incidental to the day-to-day operation of the Building, which shall include maintenance and revisions to interior and directory signage.

Article 15. MAINTENANCE AND REPAIRS.

15.1 Tenant's Repair Obligations. Tenant, at all times during the Term and at Tenant's sole cost and expense, shall keep the Premises and every part thereof (including without limitation all telecommunication risers and cabling located within the Premises or installed on the Property by or on behalf of Tenant) in good order, condition and repair; ordinary wear and tear, damage by fire, earthquake, acts of God or the elements excepted. Tenant hereby waives all right to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises as provided in California Civil Code Section 1942 or any other law, statute or ordinance now or hereafter in effect.

15.2 Performance By Landlord. If Tenant refuses or neglects to perform its maintenance obligations hereunder to the reasonable satisfaction of Landlord, Landlord shall have the right (but not the obligation), upon ten (10) days prior notice to Tenant, to enter the Premises and perform such repairs and maintenance on behalf of Tenant and at Tenant's expense. Landlord shall also have the right (but not the obligation), without prior notice to Tenant, to correct or remove any dangerous or hazardous condition or to repair broken glass or glazing at Tenant's expense if Tenant fails to correct or repair them within twenty-four (24) hours after the need arises. Except for Landlord's gross negligence or willful misconduct, Landlord shall not be liable to Tenant for any loss or damage to Tenant's merchandise, fixtures, or other property or to Tenant's business in connection with Landlord's performance hereunder, and Tenant shall pay to Landlord as Additional Rent upon presentation of a statement therefore, Landlord's costs arising from such performance plus fifteen percent (15%) of the amount for overhead not prorated to Tenant under Article 5 hereunder. Tenant shall also pay interest at the Interest Rate from the date of completion of repairs by Landlord to the date paid by Tenant.

15.3 Landlord's Maintenance and Repair Obligations. Landlord shall maintain and operate the Building to a standard of quality consistent with that of other similar-class office buildings in the immediate geographical area, including structural and exterior maintenance (including exterior glass and glazing) and routine maintenance, and repairs and electric lighting service for all Common Facilities. Landlord shall not be liable for, and Tenant shall not be entitled to any abatement or reduction of Rent by reason of, no eviction of Tenant shall result from, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease because of, Landlord's failure to perform as required by this Section 15.3 when the failure is caused by: accident, breakage, breakdowns or repairs; strikes, lockouts or other labor disturbance or dispute

of any character; governmental regulation, moratorium or other governmental action; inability despite the exercise of reasonable diligence to obtain electricity, water or fuel; or by any other cause beyond Landlord's reasonable control.

Article 16. LIENS.

Tenant shall pay when due all *bona fide* claims for any work performed, materials furnished or obligations incurred by or for Tenant. Tenant shall keep the Premises and the Property (and all property therein) free from any liens arising with respect to any work performed, materials furnished or obligations incurred by or for Tenant, without regard to the validity of the claims giving rise to any such liens. If Tenant fails to cause any such lien to be released within ten (10) days after imposition, by payment or posting of a proper bond, Landlord shall have the right (but not the obligation) to cause the release by such means as Landlord deems proper. Tenant shall reimburse Landlord upon demand for all costs incurred by Landlord in connection therewith, together with interest at the Interest Rate, from the date of payment by Landlord to the date of payment by Tenant. Tenant shall notify Landlord in writing at least ten (10) Business Days prior to commencing any Alterations or repairs in order to allow Landlord to file a notice of non-responsibility.

Article 17. DESTRUCTION.

17.1 Partial Insured Damage. If the Premises or a portion of the Building reasonably necessary to Tenant's use and enjoyment of the Premises is partially damaged or destroyed during the Term, Landlord shall make the necessary repairs, provided that: (i) the repairs can reasonably be completed within one hundred twenty (120) days in accordance with Applicable Laws, and (ii) Landlord receives sufficient insurance proceeds to pay the cost of the repairs. In such event, this Lease shall continue in full force and effect. If the repairs cannot reasonably be completed within one hundred twenty (120) days or if Landlord does not receive sufficient insurance proceeds, then Landlord may, at its option, elect to make the repairs within a reasonable time, in which event this Lease shall continue in full force and effect. If Landlord does not elect to make the repairs or if the repairs cannot be made under Applicable Laws, this Lease may be terminated by written notice given at the option of either party.

17.2 Uninsured Damage. In the event of any damage or destruction of the Premises or a portion of the Building reasonably necessary to Tenant's use and enjoyment of the Premises by an uninsured casualty, Landlord shall have the right to elect either to repair the damage or to terminate this Lease. Landlord's election shall be exercised by written notice to Tenant within thirty (30) days following the damage or destruction.

17.3 Substantial Destruction of the Building. If fifty percent (50%) or more of the rentable area of the Building is damaged or destroyed by fire or other cause, notwithstanding that the Premises may be unaffected, Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within sixty (60) days after the occurrence, to elect to terminate this Lease. The term of this Lease shall expire, and Tenant shall vacate the Premises and surrender them to Landlord, on the thirtieth (30th) day following Tenant's receipt of such notice (or such sooner date as may be

agreed to by Landlord and Tenant in writing). If Landlord elects to terminate this Lease as provided in this Section, Landlord shall have no obligation to repair or reconstruct any portion of the Building from and after the date notice of such election is given to Tenant. Nothing in this Article 17 shall be construed as a limitation of Tenant's liability for any damage or destruction, if such liability otherwise exists.

17.4 Total Destruction. A total destruction (including any destruction required by any authorized public authority) of either the Premises or the Building shall terminate this Lease.

17.5 Payments by Tenant. If Landlord elects to repair any damage caused by an insured casualty as provided in Section 17.1, Tenant shall, within ten (10) days after receipt of written notice from Landlord, pay Tenant's Percentage Share of any deductible under the insurance policy on the Premises into a fund to be used to pay the cost of the repairs. If the damage to the Premises or the Building was caused by the act or omission of Tenant, Tenant also shall pay the difference between the actual cost of repair and any insurance proceeds received by Landlord.

17.6 Tenant's Obligations. Notwithstanding the foregoing provisions of this Article 17 or any other provision of this Lease, Landlord shall not be required to repair any injury or damage by fire or other cause to (or to make any restoration or replacement of) any Alterations, trade fixtures, equipment or personal property placed or installed in the Premises by or on behalf of Tenant, including without limitation any tenant improvement work performed by Landlord pursuant to a work letter or other provision of this Lease. Unless this Lease is terminated pursuant to this Article 17, Tenant shall promptly repair, restore or replace the same in the event of damage to their condition immediately prior to the relevant casualty.

17.7 Rent Abatement. In the event of any damage or destruction to the Premises that does not result in the termination of this Lease, the Base Rent and Operating Expense Rent shall be temporarily abated proportionately to the degree the Premises are untenantable as a result of the damage or destruction, commencing from the date of the damage or destruction and continuing during the period required by Landlord to substantially complete its repair and restoration of the Premises. Nothing herein shall preclude Landlord from being entitled to collect the full amount of any rent loss insurance proceeds. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant's personal property or any inconvenience occasioned by any damage, repair or restoration, other than the rent abatement described in this Section 17.7.

17.8 Waiver. Tenant waives the provisions of Sections 1932(2) and 1933(4) of the California Civil Code, and any other statute, code or judicial decisions that grants a tenant a right to terminate a lease in the event of damage or destruction of leased premises.

17.9 Damage Near End of Term. In addition to the foregoing rights to termination under this Article 17, Landlord shall have the right to cancel and terminate this Lease as of the date of the occurrence of destruction or damage if the Premises or the Building is made untenantable (as reasonably determined by Landlord) during the last twelve (12) months of the Term. Landlord

shall give notice of its election to terminate this Lease under this Section 17.9 within thirty (30) days after the occurrence of the damage or destruction. If Landlord does not elect to terminate this Lease, the repair of the damage shall be governed by the foregoing provisions of this Article 17.

17. 10 Notice by Tenant. Tenant shall give prompt notice to Landlord in the event of any fire, accident or other damage to or destruction of the Premises or the Building, or of defects therein or in any fixtures or equipment therein.

Article 18. CONDEMNATION.

18.1 Permanent Taking.

(a) If all or any part of the Premises is taken for public or quasi-public use by a governmental authority under the power of eminent domain (or is conveyed to a governmental authority in lieu of such taking), and if Landlord determines in the reasonable exercise of its discretion that the taking or conveyance causes the remaining part of the Premises to be untenantable and inadequate for use by Tenant for the purpose for which they were leased, then Tenant, at its option and by giving notice within fifteen (15) days after receiving notice of Landlord's determination of untenantability or inadequacy, may terminate this Lease as of the later of the date set forth in Tenant's notice or the date Tenant is required to surrender possession of the Premises to the condemning authority. If a part of the Premises is taken or conveyed but the remaining part is tenantable and adequate for Tenant's use (as determined by Landlord in the reasonable exercise of its discretion), then this Lease shall be terminated as to the part taken or conveyed as of the date Tenant surrenders possession to the condemning authority; Landlord shall make such repairs, alterations and improvements as may be necessary to render the part not taken or conveyed tenantable; and the Base Rent, Operating Expense Rent and Tenant's Percentage Share shall be reduced in proportion to the part of the Premises taken or conveyed.

(b) All compensation awarded for the taking or conveyance shall be the property of Landlord without any deduction therefrom for any estate of Tenant, and Tenant hereby irrevocably assigns and transfers to Landlord all its right, title and interest in and to the award. Tenant shall have the right, however, to recover from the governmental authority, but not from Landlord, such compensation as may be awarded to Tenant on account of Tenant's moving and relocation expenses and removal of Tenant's trade fixtures and personal property. If this Lease is terminated, in whole or in part, in accordance with this Article 18 as a result of a Condemnation, Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease.

18.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 18, if the Premises or any part thereof are taken under power of eminent domain on a temporary basis, this Lease shall be and remain unaffected by such taking, and Tenant shall continue to pay in full all Rent payable hereunder, provided that Tenant shall be entitled to receive that portion of any award that represents compensation for the use of or occupancy of the Premises during the Term, and Landlord shall be entitled to receive that portion of any award that represents the cost of restoration of the Premises and the use and occupancy of the Premises after the end of the

Term. Tenant hereby waives and releases any right to terminate this Lease under Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or under any similar law, statute or ordinance now or hereafter in effect.

18.3 Condemnation of Parking Area. If all or any portion of the parking area that is part of the Common Facilities is permanently condemned such that the Building no longer has parking facilities that satisfy the requirements of all Applicable Laws, then this Lease shall terminate as of the date title vests in the condemner, unless Landlord provides other parking facilities sufficient to comply with all Applicable Laws, in which case this Lease shall be unaffected and remain in full force and effect.

Article 19. CONSERVATION.

19.1 Compliance with Governmental Rules. Tenant shall comply with all applicable rules, laws, programs, restrictions or regulations imposed by any governmental entity having jurisdiction over the Premises regarding energy saving or usage, water conservation, recycling or similar matters. Tenant shall promptly pay any fine or similar charge arising from its breach (or alleged breach) of any of the foregoing, without regard to whether the fine or other charge is levied against Landlord or Tenant directly.

19.2 Landlord's Programs. Landlord shall have the right to implement reasonable recycling and energy and water conservation rules, programs and restrictions from time to time during the Term, and Tenant shall comply fully with all such rules, programs and restrictions. Tenant acknowledges and agrees that: (i) energy and water conservation rules, programs and restrictions implemented by Landlord voluntarily pursuant to this Section or in accordance with governmental requirements may result in lower levels of lighting, air-conditioning and other services than are in effect on the date of this Lease; (ii) any provision of this Lease to the contrary notwithstanding, Landlord shall have no obligation to provide lighting, air-conditioning and other services at levels in excess of those permitted by any rules, programs and restrictions implemented by Landlord voluntarily pursuant to this Section or in accordance with governmental requirements; and (iii) Tenant shall not be entitled to any abatement of Rent by reason of any reduction of lighting, air-conditioning or other services pursuant to any such rules, programs and restrictions. Nothing in this Section 19.2 shall be deemed to allow Landlord to voluntarily implement any conservation rules, programs or restrictions that would materially impair Tenant's ability to conduct its business on the Premises as contemplated by this Lease.

19.3 Interruption of Service. Landlord shall have no liability for "blackouts" or other interruptions of service by the entities providing electricity, natural gas, water or other services to the Property. Landlord shall use reasonable efforts to advise Tenant of planned interruptions of service of which Landlord has actual notice, but Landlord shall have no liability for any failure to advise Tenant of a planned interruption of service that is not caused by Landlord.

Article 20. ENTRY BY LANDLORD.

Tenant shall permit Landlord and Landlord's agents to enter the Premises at all reasonable times for any of the following purposes: (a) to inspect the Premises; (b) to supply any services to the Premises or to perform any of Landlord's maintenance obligations, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required; (c) to make such improvements, replacements or additions to the Premises or the Building as Landlord deems necessary or desirable; (d) to post notices of non-responsibility; (e) to gain access to the roof of the Building; (f) to place any usual or ordinary "for sale" signs; or (g) within six (6) months prior to the expiration of this Lease, to place any usual or ordinary "to lease" sign. No such entry shall result in any rebate of rent or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises, provided that Landlord exercises Landlord's rights under this provision in a commercially reasonable manner so as to minimize any interference with Tenant's beneficial use and enjoyment of the Premises. Landlord shall give Tenant twenty-four (24) hours notice prior to any entry except in the event of an emergency or unless Tenant consents at the time of entry, in which cases no notice is required. Tenant shall at all times provide Landlord with all keys, access cards, alarm codes and other items or information necessary to enter the Premises at any time for the purposes of this Article 20 without the need for force, and Landlord shall make commercially reasonable efforts to safeguard such items and information against theft or use other than as permitted under this Article 20. If Tenant is not present to open and permit an entry into the Premises at any time when for any reason an entry therein shall be necessary or permissible, and Landlord cannot gain entry without the use of force, Landlord or Landlord's agents may forcibly enter the Premises without rendering Landlord or its agents liable therefore, and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the Premises or any part thereof, except as may be otherwise specifically provided herein.

Article 21. LIABILITY OF LANDLORD.

21.1 Landlord's Exemption From Liability. Landlord shall not be liable for injury to Tenant's business or loss of income therefrom, or for damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, or its employees, invitees, customers, agents, contractors or any other person in or about the Premises, caused by or resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air-conditioning equipment or lighting fixtures, whether the damage or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of the damage or injury or the means of repairing the same is inaccessible to Tenant. Landlord shall not be liable for any damages arising from any use, act or failure to act of any other tenant, if any, of the Building. Landlord shall not be liable for any latent defect in the Premises or in the Building. Landlord shall not be liable for any unauthorized or criminal acts of third parties, without regard to the absence, insufficiency or breakdown of any security measure or equipment. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any claims

arising out of damage to the same, except to the extent caused by the willful act or gross neglect of Landlord, and through no fault of Tenant.

21.2 Limitations on Remedies Against Landlord. In the event of any Tenant claim or cause of action against Landlord or arising under this Lease: (a) Tenant's sole and exclusive remedy shall be against Landlord's interest in the Property or the proceeds of a public sale of such ownership interest pursuant to the foreclosure of a judgment against Landlord, and Landlord and Landlord's Parties shall not be liable for any deficiency, nor shall any property of Landlord other than its interest in the Property be subject to sale or attachment to satisfy any such judgment; (b) none of Landlord's Parties other than Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction over Landlord); (c) no service of process shall be made against any of Landlord's Parties other than Landlord (except as may be necessary to secure jurisdiction over Landlord); (d) no judgment shall be taken against any of Landlord's Parties other than Landlord, and any judgment taken against any of Landlord's Parties other than Landlord may be vacated and set aside at any time; and (e) no writ of execution shall ever be levied against the assets of any of Landlord's Parties other than Landlord. The covenants and agreements set forth in this Section shall be enforceable by Landlord and/or any of Landlord's Parties.

Article 22. SUBORDINATION AND ATTORNMENT

This Lease is subject, junior and subordinate to: (a) all covenants, conditions, restrictions and easements now or hereafter encumbering the Property, as the same may be amended from time to time; and (b) all ground leases, mortgages, deeds of trust, and other security instruments now or hereafter affecting the Property, and to all advances made on the security thereof, and to all amendments, renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, trustee or ground lessor elects to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and gives written notice thereof to Tenant, this Lease shall be deemed prior thereto. Tenant agrees to execute any documents required to confirm the subordination or to make this Lease prior to the lien of any such ground lease, mortgage or deed of trust, as the case may be, and if Tenant fails to do so within ten (10) days after written demand, Tenant hereby makes, constitutes and irrevocably appoints Landlord as Tenant's attorney-in-fact to do so in Tenant's name, place and stead. If Landlord's interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee or purchaser at a foreclosure sale, Tenant shall, upon request, attorn to and recognize the transferee as Landlord under this Lease.

Article 23. SURRENDER OF PREMISES.

23.1. Condition of Premises.

(a) Upon the expiration or earlier termination of this Lease, Tenant shall: (i) surrender the Premises to Landlord, clean and in the same condition as received, except for Alterations that Landlord does not require Tenant to remove and ordinary wear and tear that Tenant is not otherwise obligated to remedy under the provisions of this Lease; (ii) surrender all keys to the

Premises and access cards for the Building issued to Tenant or otherwise in its possession; and (iii) inform Landlord of all combinations and codes to locks, safes, vaults and alarms in the Premises. All Alterations that Landlord does not require Tenant to remove shall be surrendered to Landlord with the Premises.

(b) Landlord may, by written notice to Tenant, require Tenant to remove all Alterations or certain specified Alterations (or any portion thereof) upon the expiration or termination of this Lease, and to restore the Premises to its condition prior to the construction or addition of the Alterations (or portions thereof) that Tenant is required to remove, all at Tenant's expense, provided, however, that in no event shall Tenant be required to remove the tenant improvements constructed by Landlord pursuant to the Work Letter. Tenant shall also remove all movable furniture, trade fixtures and machinery and equipment installed by Tenant, provided that Tenant shall not remove any of the following without Landlord's prior written consent: wiring or power panels; lighting or lighting fixtures; wall coverings; drapes; blinds or other window coverings; carpets or other floor coverings; heating or air conditioning equipment; fencing or security gates; and other similar equipment and decorations. Tenant shall repair any damage to the Premises caused by such removal and, prior to the removal, Tenant shall post a bond or other security as may be required by Landlord in order to ensure that the Premises will be repaired in a good and workmanlike manner. The repairs shall be performed in a manner satisfactory to Landlord, and shall include capping all plumbing and electrical wiring, repairing all holes in walls, restoring damaged floor and ceiling tiles, and a thorough cleaning of the Premises.

(c) If Tenant installs any wiring, cabling, pipes, conduits or similar items (collectively, "Wiring") in the Building's risers or other areas outside of the Premises during the Term, Tenant shall, at Landlord's option: (i) remove such Wiring (or portions thereof designated by Landlord) prior to the expiration or earlier termination of this Lease in a good a workmanlike manner and in accordance with such rules and procedures as may be promulgated by Landlord with respect thereto; (ii) reimburse Landlord for all costs reasonably incurred by Landlord for the removal of some or all of such Wiring; or (iii) surrender such Wiring (or portions thereof designated by Landlord) to Landlord upon the expiration or earlier termination of this Lease, free and clear of any liens or other security interests, and provide Landlord with all wiring diagrams, color coding keys, labeling information and the like with respect to such Wiring.

(d) Tenant's obligation to observe or perform the covenants contained in this Article shall survive the expiration or termination of this Lease.

23.2 Holding Over. Tenant shall reimburse Landlord for and indemnify Landlord against all damages incurred by Landlord as a result of any failure by Tenant to vacate the Premises as required by this Lease on or before the Expiration Date or sooner termination of this Lease. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of this Lease with or without the consent of Landlord, then: (i) the occupancy shall be a tenancy from month-to-month only and not a renewal of this Lease; (ii) the Base Rent shall be increased to one hundred and twenty-five percent (125%) of the Base Rent in effect during the last month of the Term, and all Additional Rent shall be payable by Tenant as provided herein; (iii) all the other terms of this Lease in effect on the last day of the Term shall apply (other than

any renewal rights, rights of first refusal or similar rights of Tenant); and (iv) the tenancy shall be terminable on thirty (30) days notice given at any time by either party. Any provision of this Section 23.2 to the contrary notwithstanding, if Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of this Lease without the consent of Landlord, Landlord may, at its sole election, treat Tenant as a tenant at sufferance, and Landlord shall be entitled to all remedies available in this Lease, at law or in equity.

Article 24. DEFAULT BY TENANT.

The occurrence of any of the following shall constitute a material default under this Lease by Tenant and an "Event of Default":

(a) Failure to pay the Rent or any other sum payable by Tenant hereunder as and when due, if the failure continues for five (5) days after the due date; or

(b) Failure to perform any covenant, agreement or obligation of Tenant hereunder except those giving rise to an Event of Default under another provision of this Article 24, if the failure continues for fifteen (15) days after written notice by Landlord to Tenant; provided, however, that if the nature of the default is such that it cannot reasonably be cured within such fifteen (15) day period, no Event of Default shall occur if Tenant commences to cure the default within such fifteen (15) day period and thereafter diligently prosecutes the cure to completion, all as reasonably determined by Landlord. However, any such failure shall be an Event of Default without the requirement that Landlord give notice or allow for Tenant's cure if the default is a non-curable breach of this Lease, or if Tenant has previously breached the same covenant, agreement or obligation; or

(c) Abandonment or vacation of the Premises by Tenant, or failure to occupy the Premises for a period often (10) consecutive days; or

(d) Failure to deliver an estoppel certificate in accordance with the provisions of Section 29.8 or failure to deliver a document in accordance with the provisions of Section 22, if the failure continues for ten (10) days after written notice by Landlord to Tenant; or

(e) The filing of a petition for an order of relief under the Federal Bankruptcy Code or for an order or decree of insolvency or reorganization or rearrangement under any state or federal law, that is not dismissed within thirty (30) days; or

(f) Tenant makes a general assignment for the benefit of creditors, or makes or suffers any transfer that constitutes a fraudulent or otherwise avoidable transfer under any provision of the federal bankruptcy laws or any applicable state law; or

(g) A receiver or trustee is appointed to take possession of any substantial part of Tenant's assets, and such appointment is not vacated within thirty (30) days; or

(h) Tenant consents to or suffers an attachment, sequestration, execution or other judicial seizure of any substantial part of its assets or its interest under this Lease, unless released or satisfied within thirty (30) days thereafter, or prior to sale pursuant to any sequestration, attachment or levy, whichever is earlier; or

(i) The making or entry of any decree or order by a court of competent jurisdiction adjudging Tenant to be insolvent, or approving as properly filed a petition seeking reorganization of Tenant, or directing the winding up or liquidation of Tenant, and the decree or order shall have continued for a period of thirty (30) days; or

(j) Failure by Tenant to carry and keep in full force and effect the insurance required by this Lease; or

(k) Failure by Tenant to timely deliver proof of insurance as required by Section 8.5, if the failure continues for ten (10) days after written notice by Landlord to Tenant.

The failure of Tenant to timely perform any term, provision, covenant or condition of this Lease shall constitute a default under this Lease, without regard to the fact that such default has not matured into (or otherwise does not constitute) an Event of Default. Any notice given by Landlord under this Article 24 may also serve as, include or be given concurrently with any and all legal notices required in connection with an unlawful detainer action or any other legal or equitable action or proceeding, it being the intention of the parties that Landlord shall not be required to serve separate or sequential notices in order to satisfy any applicable notice requirements of this Lease and the notice requirements of applicable law.

If a court of competent jurisdiction determines that any of the foregoing events is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession), and the trustee or Tenant transfers Tenant's interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the rent (or other consideration) paid in connection with the transfer and the rent payable by Tenant hereunder. Any assignee pursuant to the provisions of any bankruptcy law shall be deemed without further act to have assumed all of the obligations of the Tenant hereunder arising on or after the date of the assignment. Any assignee shall upon demand execute and deliver to Landlord an instrument confirming the assumption.

Article 25. LANDLORD'S REMEDIES.

In the event of any such material default or breach by Tenant, Landlord may at any time thereafter, in its sole discretion, exercise the following rights or remedies which it may have by reason of such default:

25.1 Continuation of Lease. Landlord can continue this Lease in full force and effect (even though Tenant has abandoned the Premises) unless Landlord elects to terminate Tenant's rights to possession by a written notice. Landlord can enforce all its rights and remedies including the right to recover rent as it becomes due. In no event shall Landlord's acts of maintenance or

preservation of the Premises, or Landlord's exercise of its rights under any other agreement between Landlord and Tenant, or the appointment of a receiver upon the initiative of Landlord (which shall be at Tenant's expense) to protect its interest under this Lease, be deemed to constitute a termination of Tenant's right to possession. Landlord may take whatever actions provided herein, or as permitted by law, without terminating this Lease, and this Lease shall continue in full force and effect until and unless Landlord gives to Tenant written notice of its election to terminate this Lease. After Tenant's default and for as long as Landlord does not terminate Tenant's right to possession of the Premises, Tenant may, with Landlord's prior written consent, assign this Lease or sublet the Premises but Tenant shall not be released from liability. Landlord's consent to a proposed assignment or subletting shall not be unreasonably withheld, subject to the provisions of Article 9 above.

25.2 Termination of Lease. Landlord can elect to terminate this Lease at any time after the occurrence of any event of default by written notice, and if Landlord so elects may declare this Lease and Tenant's right to possession terminated, re-enter the Premises, remove Tenant's property therefrom with court order and at Tenant's expense, eject all persons from the property and recover damages from Tenant as provided. If re-entry is made after abandonment by Tenant, Landlord may consider any property belonging to Tenant and left on the Premises to have been abandoned. Landlord may utilize or dispose of such property without liability. Any such re-entry shall be permitted by Tenant without hindrance; and Landlord shall not thereby be liable in damages for such re-entry or be guilty of trespass or forcible entry. In the event Landlord elects to terminate this Lease and Tenant's right to possession in accordance with the above, or the same is terminated by operation of law, Landlord may recover as damages from Tenant the following:

(1) The worth at the time of the award of the unpaid rent and other sums due hereunder which had been earned at the time of termination of this Lease; and

(2) The worth at the time of the award of the amount by which the unpaid rent and other sums due hereunder which would have been earned after the date of termination of this Lease until the time of award exceeds the amount of such loss of rent and other sums due that Tenant proves could have been reasonably avoided; and

(3) The worth at the time of the award of the amount by which the unpaid rent and other sums due hereunder for the balance of the Lease term after the time of award exceeds the amount of the loss of such rent and other sums that Tenant proves could be reasonably avoided; and

(4) That portion of the leasing commission, if any, paid by Landlord and applicable to the unexpired term of this Lease; and

(5) Any other amount, including attorneys' fees and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

The "worth at the time of award" of the amounts referred to in Paragraphs 25.2(1) and (2) above shall be computed by allowing interest at the annual rate of five percent plus the rate of interest charged by the San Francisco Federal Reserve Bank to member banks on the 25th day of the month prior to the due date of the sums due hereunder. The "worth at the time of award" of the amount referred to in Paragraph 25.2(3) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent.

25.3 Appointment of Receiver. During the period Tenant is in default Landlord may elect at Tenant's expense to petition an appropriate court for and be entitled as a matter of right to, the appointment of a receiver who shall be vested with such powers and authority as may be necessary to fully protect all the rights of Landlord. Such receiver may take possession of any assets belonging to Tenant and used in the conduct of the business then being carried on by Tenant upon the Premises without compensation to Tenant.

25.4 Mitigation not a Waiver. Efforts by Landlord to mitigate the damages caused by Tenant's breach of this Lease shall not constitute a waiver of Landlord's right to recover damages under the foregoing provisions.

25.5 Effect of Remedies. Nothing herein affects the right of Landlord to indemnification for liability arising prior to the termination of this Lease for personal injuries or property damages as may be provided elsewhere in this Lease.

25.6 Performance By Landlord. If Tenant fails to pay any sum of money or perform any other act to be performed by Tenant hereunder and the failure continues for ten (10) days after notice by Landlord, Landlord shall have the right (but not the obligation) to make the payment or perform such other act without waiving or releasing Tenant from its obligations. All sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Interest Rate and an administrative fee not to exceed ten percent (10%) of the expenses paid or incurred by Landlord shall be payable to Landlord on demand. Landlord shall have the same rights and remedies in the event of non-payment by Tenant as in the case of default by Tenant in the payment of Rent.

25.7 Waiver of Rights of Redemption. Tenant hereby expressly waives any and all rights of redemption or right to relief from forfeiture under any present or future laws.

25.8 Lien on Fixtures, etc. Tenant hereby grants to Landlord a continuing personal property lien and security interest in (1) all fixtures, furnishings and equipment now owned or hereafter acquired by Tenant that are located in the premises and used in connection with the operation of Tenant's business in the premises and all proceeds from the sale or other disposition of such fixtures, furnishings and equipment, and (2) Tenant's interest under any lease of such fixtures, furnishings and equipment (hereinafter collectively referred to as the "Collateral"), as security for the full and faithful performance by Tenant of all of its obligations under the Lease. This lien and security interest are given in addition to Landlord's statutory lien, if any, and shall be

cumulative thereto. Tenant hereby waives any exemption laws, to the extent permitted by law, as to the fixtures, furnishings and equipment that constitute part of the Collateral. Tenant shall keep the Collateral in good condition and repair and shall not remove the Collateral from the premises, provided that so long as Tenant is not in default under the Lease, Tenant shall have the right to discard or dispose of, in the ordinary course of its business in the premises, items of the Collateral which become broken, inoperable, obsolete or useless to the operation of Tenant's business in the premises, and provided further that Tenant shall replace all items of the Collateral necessary to keep the premises fully fixturized, furnished and equipped. As to any equipment lease that constitutes part of the Collateral, Tenant shall perform the terms thereof and not permit the same to be modified, amended or terminated without Landlord's prior written consent. If Landlord so elects, a breach of the foregoing covenants shall constitute an event of default under this Lease. Upon the occurrence of an event of default under the Lease, Landlord shall have all of the rights and remedies provided for by law in respect to this security interest. Tenant hereby waives all right to require Landlord to proceed against Tenant or any other person, firm or corporation, to apply any Collateral it may hold at any time or to apply any Collateral in any order, or to pursue any other remedy whatsoever which it may possess. Tenant hereby authorizes and empowers Landlord to exercise its rights and remedies under this paragraph without taking any action against any other person, firm or corporation and without proceeding against or applying any Collateral held by it of for its benefit, in its sole discretion. At Landlord's request, concurrently with the execution of the Lease or at any time thereafter, Landlord and Tenant shall execute and file appropriate Financing Statements covering the Collateral. Tenant shall execute and deliver to Landlord any further documents which it may reasonably request in order to perfect the security interest created hereby.

25.9 Remedies Cumulative. The foregoing remedies of Landlord shall be cumulative or alternative, as Landlord determines, and shall be in addition to all rights and remedies now or hereafter provided or allowed by law.

25.10 No Merger. No termination of this Lease shall cause a merger of the estates of Landlord and Tenant unless Landlord so elects.

Article 26. NOTICES.

Any notice or demand required or desired to be given under this Lease shall be in writing and shall be given by hand delivery, electronic mail (e.g., telecopy), any reputable overnight courier service (e.g., Federal Express) or the United States mail. Notices that are sent by electronic mail shall be deemed to have been given upon receipt. Notices that are mailed shall be deemed to have been given when seventy-two (72) hours have elapsed after the notice was deposited in the United States mail, registered or certified, the postage prepaid, addressed to the party to be served. Notices sent by overnight courier shall be deemed to have been given on the next business day after the notice was delivered to the overnight courier. As of the date of execution of this Lease, the addresses of Landlord and Tenant for the receipt of notices are as specified in the Basic Lease Information. Either party may change its address by giving notice of the change in accordance with this Article.

Article 27. DEFAULT BY LANDLORD.

27.1 Notice to Landlord. The term "Mortgagee" shall mean the holder of any mortgage or deed of trust encumbering the Property at any time during the Term. Landlord shall not be in default under this Lease unless Landlord fails to perform an obligation required of Landlord within fifteen (15) Business Days after written notice by Tenant to Landlord and to each Mortgagee as provided in Section 27.2, specifying the nature of the alleged default; provided, however, that if the nature of the obligation is such that more than fifteen (15) Business Days are required for performance, then Landlord shall not be in default if Landlord commences performance within the fifteen (15) Business Day period and thereafter diligently prosecutes the same to completion.

27.2 Notice to Mortgagees. Tenant agrees to give each Mortgagee, by registered mail, a copy of any notice of default served upon Landlord, provided that Landlord shall have advised Tenant of the name and mailing address of each Mortgagee for the purpose of giving this notice. Tenant further agrees that if Landlord fails to cure a default within the time provided for in this Lease, then the Mortgagees shall have an additional thirty (30) days within which to cure the default, or if the default cannot reasonably be cured within that time, then such additional time as may be necessary if, within the thirty (30) day period, any Mortgagee has commenced and is diligently pursuing the remedies necessary to cure the default (including but not limited to commencement of foreclosure proceedings if necessary to affect the cure), in which event this Lease shall not be terminated while the remedies are being diligently pursued.

27.3 Force Majeure. If Landlord is delayed or prevented from performing any act required under this Lease by reason of strikes, lock-outs, labor troubles, inability to procure materials, utilities or services, governmental laws or regulations, riots, insurrection, war, weather conditions, or other reason of a like nature not the fault of Landlord, then the time for performance of such act shall be extended to the extent reasonably required as a result of such event.

Article 28. BROKERS.

Tenant represents and warrants that, except for any broker(s) specified in the Basic Lease Information, it has had no dealings with any real estate broker or agent in connection with this Lease or the Premises, and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant shall indemnify and hold harmless Landlord from and against any and all liabilities or expenses arising out of claims made by any broker or individual claiming to have dealt with Tenant for commissions or fees resulting from this Lease, other than any broker(s) specified in the Basic Lease Information.

Article 29. GENERAL PROVISIONS.

29.1 Roof Installations. Tenant shall not install (or allow the installation of) any antenna, microwave dish or other equipment on the roof or any exterior surface of the Building or its grounds, without, in each instance, the written consent of Landlord. Should Landlord permit Tenant to install such equipment, Tenant shall enter into a written agreement with Landlord

defining Tenant's responsibilities regarding the installation, including the obligation to pay Landlord a monthly rental fee and legal, consultant, administrative and other fees attendant to Landlord's review and approval of the proposed installation. All costs to install, repair, and remove said equipment shall be paid by Tenant. Any antenna, microwave dish or other equipment so installed without Landlord's written consent shall be subject to removal without notice at any time. If Tenant seeks Landlord's consent to any such installation of equipment, Landlord and Tenant shall cooperate with each other to determine mutually acceptable locations, mounting methods, aesthetic screening, and electrical, magnetic and RF shielding for such equipment, and Landlord shall not unreasonably withhold its consent to such installation. Tenant acknowledges and agrees that Landlord shall not be deemed unreasonable for denying consent to an installation that is visible from grade level, is not in keeping with the aesthetic character of the Building, or unduly impacts other users of the Building aesthetically or otherwise. Tenant shall ensure that any equipment installed pursuant to this Section or located within the Premises shall not interfere with radio, television or other wireless communication broadcasting or reception from or in the Building.

29.2 Attorneys' Fees. In the event of any action or proceeding brought by either party against the other under this Lease the prevailing party shall be entitled to recover for the fees of its attorneys in such action or proceeding, including costs of appeal, if any, in such amount as the court may adjudge reasonable as attorneys' fees. In addition, should it be necessary for Landlord to employ legal counsel to enforce any provision of this Lease, whether such employment shall require institution of suit or other legal services required to secure compliance on the part of Tenant, Tenant agrees to pay all attorneys' fees and court costs reasonably incurred. Legal fees and costs to which Landlord is entitled shall be considered Additional Rent, and shall be payable within ten (10) days of notice to Tenant of the amount due hereunder.

29.3 Authority. Tenant represents and warrants that it has full power and authority to execute and fully perform its obligations under this Lease pursuant to its governing instruments, without the need for any further action, and that the person(s) executing this Lease on behalf of Tenant are authorized to do so. If Tenant is an entity, Tenant (i) represents and warrants that it was validly formed and is in good standing; and (ii) covenants that it will take all steps necessary to maintain its existence and good standing throughout the Term.

29.4 Binding Effect. Subject to the provisions of Article 9 restricting Transfers by Tenant and subject to Section 29.10 regarding transfers of Landlord's interest, all the provisions of this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

29.5 Captions. Any and all captions, headings and tables of contents in this Lease are inserted for convenience only, and in no way define, limit, construe, or describe the scope or intent of the provisions of this Lease.

29.6 Covenants and Conditions. Each provision of this Lease to be performed by Tenant shall be deemed to be both a covenant and a condition.

29.7 Exhibits and Addendum; Entire Agreement. The Basic Lease Information, all Exhibits referred to herein, and any Addendum or rider attached hereto, are hereby incorporated by reference and shall be deemed to be a part of this Lease. This Lease constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior or contemporaneous agreements, understandings and representations, oral or written, are superseded.

29.8 Estoppel Certificates. Within ten (10) days after written request from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modifications and certifying that this Lease is in full force and effect as so modified); (b) the amount of any rent paid in advance; (c) that, to Tenant's knowledge, there are no uncured defaults on the part of Landlord, or specifying the nature of any claimed defaults; and (d) such additional information as Landlord may request. Any such statement may be conclusively relied upon by any prospective purchaser or Mortgagee. Tenant's failure to deliver the statement within such ten day period shall constitute a conclusive acknowledgment by Tenant that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) not more than one month's rent has been paid in advance; and (iii) there are no uncured defaults in Landlord's performance.

29.9 Excavation. If an excavation is proposed upon land adjacent to or under the Premises with the consent of Landlord, Tenant shall afford to the person authorized to cause the excavation, license to enter upon the Premises for the purpose of doing the work Landlord deems advisable to prevent injury or damage to the Building, without any claim for damages or indemnification against Landlord or diminution or abatement of rent.

29.10 Transfer of Landlord's Interest. Upon a sale, assignment, exchange or other disposition ("Landlord Transfer") of Landlord's interest in the Premises, other than a Landlord Transfer for security purposes only, Landlord shall be relieved of all obligations and liabilities accruing under this Lease after the effective date of the Landlord Transfer, provided that Landlord shall only be released from liability with respect to any security deposit or other funds of Tenant then being held by Landlord to the extent such security deposit or other funds are delivered to Landlord's successor. The obligations to be performed by Landlord hereunder shall be binding on Landlord's successors and assigns only during their respective periods of ownership.

29.11 Force Majeure. If Landlord or Tenant is delayed or prevented from performing any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, utilities or services, governmental laws or regulations, riots, insurrection, war, acts of terrorists, weather conditions, or other reason of a like nature not the fault of Landlord or Tenant (as the case may be), then the time for performance of such act shall be extended to the extent reasonably required as a result of such event. Nothing in this Section 29.11 shall excuse or delay Tenant's obligation to pay Rent or other sums payable by Tenant under this Lease.

29.12 Governing Law; Construction. This Lease shall be governed, construed and enforced in accordance with the internal laws of the State of California. When the context of this Lease

requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant.

29.13 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant, each of them is jointly and severally liable for all of the obligations of Tenant hereunder. The foregoing notwithstanding, Landlord shall be entitled to rely on notices and other communications executed by any single person or entity that is a part of Tenant as a notice or communication from Tenant, and Tenant shall be bound by any such notice or other communication.

29.14 Modification. The provisions of this Lease may not be modified, except by a written instrument signed by both parties.

29.15 Modification for Lender. If, in connection with obtaining financing or refinancing for the Property, Landlord's lender requests reasonable modifications to this Lease, Tenant shall not unreasonably withhold or delay its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder or materially and adversely affect Tenant's rights hereunder.

29.16 No Option. The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises. This Lease shall become effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

29.17 No Partnership. Landlord shall not, as a result of this Lease, be deemed to have become a partner of Tenant in the conduct of its business or otherwise, or a joint venturer or a member of a joint enterprise with Tenant, nor is Tenant an agent of Landlord for any purpose whatsoever. Any provisions of this Lease relating to payment of percentage rent are included solely for the purpose of providing a method whereby the rent is to be measured and ascertained.

29.18 Waiver. No provision of this Lease or the breach thereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed. The acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or any communication accompanying any check or payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease. A waiver of any one breach shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision. No delay or omission by Landlord in exercising any of its remedies shall impair or be construed as a waiver thereof, unless such waiver is expressly set forth in a writing signed by Landlord.

29.19 Use of Building Name. Tenant shall not employ any name now or hereafter used for the Building in the name or title of its business or occupation without Landlord's prior written consent, which consent Landlord may withhold in its sole discretion. Landlord reserves the right to change the name of the Building or the address of the Building from time to time without Tenant's consent and without any liability to Landlord.

29.20 Counterparts. This Lease may be executed in counterparts, each of which shall be an original, but all counterparts shall constitute one instrument.

29.21 Partial Invalidity. If any provision of this Lease is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Lease shall not be affected thereby. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

29.22 Recording. Tenant shall not record this Lease or a memorandum hereof without Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion.

29.23 Time of Essence. Time is of the essence of each and every provision of this Lease.

29.24 Waiver of Jury Trial. To the fullest extent permitted by law, Tenant hereby waives any right it may have to a jury trial in the event of litigation between Tenant and Landlord pertaining to this Lease.

Article 30. OPTION TO EXTEND.

30.1 Extension Option. Subject to the provisions of Section 30.7, Tenant may extend the Term of this Lease for two (2) five (5) year terms on the same terms and conditions of this Lease, except that: (i) Tenant shall not be entitled to any further option to extend this Lease beyond the two (2) five (5) year extensions referred to above; (ii) the initial Base Rent at the commencement of the extension term(s) shall be the then current Fair Market Value (as defined below); (iii) such Base Rent shall be adjusted during the extension term(s) in accordance with Section 3.2 and any other applicable provisions of this Lease, unless Fair Market Value incorporates an alternative escalation mechanism; (iv) the Base Year used for calculating Tenant's Percentage Share of Operating Expenses shall be adjusted to reflect the year in which the preceding lease term is expiring;(v) Landlord shall not be obligated to perform any tenant improvement work with respect to the extension term(s); and (vi) there shall be no abatement of Base Rent as provided in the Basic Lease Information with respect to the extension term(s). Tenant may exercise its option to extend by giving unequivocal written notice to Landlord that it is exercising its option to extend no less than one hundred eighty (180) days and no more than two hundred seventy (270) days prior to the expiration of the applicable term of this Lease (the "Exercise Notice"). Tenant's failure to give the Exercise Notice in a timely manner shall extinguish Tenant's right to extend the term of this Lease.

Section 30.2 Definition of Fair Market Value. The term "Fair Market Value" shall mean the fair market rental value of the Premises as of the first day of the subject extension term, as determined in accordance with the provisions of this Section 30.2, giving due consideration to all relevant factors, including without limitation: the terms of this Lease; the Base Rent Escalations provided for in this Lease; the permitted uses of the Premises; the quality, size, design and location of the Premises; and the rental value of comparable, improved office space in the Santa Rosa metropolitan area, provided that if it is determined that the provisions for the increase of Base Rent set forth in Section 3.2 are likely to result in increases in Base Rent that are less than the anticipated annual increase in the rental value of the Premises during the subject extension term, "Fair Market Value" shall also include annual Base Rent escalations designed to reflect the anticipated increase in the rental value of the Premises during the subjec6 extension term. In no event shall Fair Market Value with respect to any extension term be less than the Base Rent last payable under this Lease immediately prior to the commencement of such extension term, and in no event shall any escalation provision included in Fair Market Value be less than the escalations provided for in Section 3.2.

30.3. Agreement on Fair Market Value. Landlord and Tenant shall have thirty (30) days after Landlord receives the Exercise Notice in which to agree on Fair Market Value. If Landlord and Tenant agree on Fair Market Value with respect to the subject extension term in writing during such thirty (30) day period, they shall promptly execute an amendment to this Lease extending the term and stating the initial Base Rent with respect to the extension term.

30.4 Selection of Brokers. If Landlord and Tenant do not agree on Fair Market Value with respect to the subject extension term in writing within the thirty (30) day period described in Section 30.3 above, then within ten (10) days after the expiration of such thirty (30) day period, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and disinterested real estate broker with at least five (5) years' full-time commercial appraisal experience in the geographical area of the Building to determine Fair Market Value with respect to the extension term. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker shall be the sole broker, and shall determine Fair Market Value with respect to the extension term within thirty (30) days following appointment. If two brokers are appointed by Landlord and Tenant as stated in this Section, they shall meet promptly and attempt to agree upon Fair Market Value with respect to the extension term. If the two brokers are unable to agree within thirty (30) days after the second broker has been appointed, they shall attempt to select a third broker meeting the qualifications stated in this Section within ten (10) days after the last day the two (2) brokers are given to agree upon Fair Market Value. If they are unable to agree on the third broker within ten (10) days, either Landlord or Tenant, by giving five (5) days' notice to the other party, can apply to the then president of the real estate board of the county in which the Building is located, or to the Presiding Judge of the Superior Court of the county in which the Building is located, for the selection of a third broker who meets the qualifications stated in this Section. Landlord and Tenant each shall bear one-half (½) of the cost of appointing the third broker and of paying the third broker's fee and expenses. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

30.5 Fair Market Value Determined By Brokers. Within thirty (30) days after the selection of the third broker, a majority of the brokers shall determine Fair Market Value with respect to the subject extension term. If a majority of the brokers is unable to agree upon Fair Market Value within the stipulated period of time, Landlord's broker shall arrange for the simultaneous exchange of written appraisals from each of the brokers, and the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be Fair Market Value for the Premises with respect to the subject extension term. If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be Fair Market Value for the Premises with respect to the subject extension term. If both the low appraisal and the high appraisal are disregarded as stated in this Section, the middle appraisal shall be Fair Market Value for the Premises with respect to the subject extension term.

30.6 Notice to Landlord and Tenant. After Fair Market Value for the Premises with respect to the subject extension term has been determined, the brokers shall promptly notify Landlord and Tenant, and Landlord and Tenant shall promptly execute an amendment to this Lease extending the term and stating the initial Base Rent with respect to the extension term.

30.7 Conditions for Exercise of Option. At Landlord's option, Tenant's right to exercise any option to extend the term of this Lease is expressly conditioned upon all of the following:

(i) Tenant shall not be in default under this Lease at the time the Exercise Notice is given;

(ii) Tenant shall not be in default under this Lease at the time the extension term is to begin;

(iii) Tenant shall not have failed to pay any component of Rent within five (5) days following the date due more than three (3) times prior to the date of the Exercise Notice;

(iv) Tenant shall not have been in default with respect to any covenant, condition or provision of this Lease other than the obligation to pay Rent more than three (3) times prior to the date of the Exercise Notice;

(v) Tenant shall not have sublet more than fifty percent (50%) of the rentable area of the Premises at any time prior to the date of the Exercise Notice;

(vi) Tenant's interest under this Lease shall not have been assigned at any time prior to the date of the Exercise Notice; and

(vii) Tenant's overall financial condition as of the date of the Exercise Notice is (x) satisfactory to Landlord in the reasonable exercise of its discretion; or (y) at least equal to Tenant's overall financial condition as of the date of this Lease, as reasonably determined by Landlord.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Lease Date in the Basic Lease Information.

TENANT:

NORTH VALLEY BANK,
a California corporation

By: ____________________

Name: Jack Richter

Its: EVP CAO

TENANT:
NORTH VALLEY BANK,
a California corporation

By: ____________________

Name: Ed Czajka

Its: EVP/CFO

LANDLORD:

SONYA VALENTINA LLC,
a Delaware limited liability company

By: ____________________
H. Skip Berg, Manager

Exhibit A
Premises

Premises shown hatched


SUITE 360
1,450 RSF

100 B STREET, SANTA ROSA, CA

THIRD FLOOR PLAN

EXHIBIT A
Premises Shown Hatched

<u>Exhibit B</u>
Land

Exhibit B
Land



SECOND STREET TRANSIT MALL
B STREET
PARKING GARAGE
100 B STREET
FIRST STREET

EXHIBIT B

Exhibit C
Utilities and Services

The standards set forth below for Utilities and Services are in effect as of the date of the lease of which this Exhibit is a part. Landlord reserves the right to adopt nondiscriminatory modifications and additions hereto from time to time, provided that such changes do not materially affect Tenant's ability to use the Premises for its intended purpose. Landlord shall give notice of modification and additions to this Exhibit to Tenant, in accordance with the provisions of this Lease.

1. Provision By Landlord.

As long as an Event of Default has not occurred Landlord shall provide the following services during the Term, subject to the conditions and in accordance with the standards set forth herein and in Article 11:

a. Elevator. Where applicable, provide unattended automatic elevator facilities Monday through Friday from 8:00 a.m. to 6:00 p.m., except holidays, and have at least one elevator available at all other times, provided that elevator service may be temporarily unavailable from time to time due to repairs, maintenance or use by movers.

b. Ventilation. Ventilate the Premises and furnish air-conditioning or heating Monday through Friday, except holidays, from 6:00 a.m. to 6:00 p.m. (and at other times for the additional charges described in Paragraph 2 below) to the extent required for the comfortable occupancy of the Premises, subject to governmental regulation. The air-conditioning system achieves maximum cooling when the window coverings and doors to the Premises are closed. Landlord shall not be responsible for room temperatures if Tenant does not keep all doors to the Premises closed whenever the system is in operation. Tenant shall not connect any conduit, pipe or other apparatus or device to the Building's chilled or hot water air-conditioning supply lines. If any installation of partitions, equipment or fixtures by Tenant necessitates the re-balancing of the climate control equipment in the Premises, the re-balancing shall be performed by Landlord at Tenant's expense.

c. Electricity. Furnish to the Premises electric current as required by the building standard office lighting and a typical number of standard office business machines in the aggregate amount of approximately four (4) watts per square foot. If Tenant's electrical installation or electrical consumption is in excess of the quantity described above, or extends beyond normal business hours, Tenant shall reimburse Landlord monthly for Tenant's excess consumption. At all times Tenant's use of electric current shall not exceed the capacity of the feeders to the Building or the risers or wiring installation.

d. Water. Make water available in public areas for drinking and lavatory purposes only.

e. Janitorial Service. Provide building standard janitorial service to the Premises, provided the Premises are used exclusively as offices, and are kept in reasonable order by Tenant. Tenant shall pay to Landlord any cost incurred by Landlord for janitorial services in excess of those generally provided for other tenants in the Building that are requested by Tenant or are reasonably necessary due to Tenant's conduct.

2. After Hours HVAC

The term "after hours HVAC" shall mean the provision of heating, ventilating or air-conditioning service at any time other than the times set forth for the provision of such services in Paragraph 1(b) of this Exhibit C. After hours HVAC shall be available in one hour increments at the standard rate established by Landlord from time to time, with a one hour minimum required. However, it typically takes the Building approximately two hours to reach the desired temperature if after hours HVAC service is initiated more than a few hours after normal Building business hours. Accordingly, if after hours HVAC service is requested for a time other than immediately following normal Building business hours, the Building's HVAC system shall be run for (and Tenant shall be charged for) the two hour period immediately preceding the requested time period, so that the Building can reach the desired temperature by the beginning of the period designated by Tenant. For example, if Tenant requests after hours HVAC service for 1 PM through 3 PM on a Saturday, Tenant would be charged for 4 hours of after hours HVAC service. Requests for after hours HVAC must be made during business hours at least forty-eight (48) hours prior to the start of the additional service, but Landlord shall use reasonable efforts to accommodate requests for after hours HVAC whenever received. Unless and until Tenant is notified to the contrary by Landlord: (i) Prentiss is authorized to receive and respond to all requests for after hours HVAC, and to advise Tenant of Landlord's then-current rates; and (ii) Tenant shall send all such requests to Prentiss in writing at the following address:

Prentiss Properties
100 B Street #240
Santa Rosa, CA 95401
Attention: Property Management
Telephone: (707) 542-2945
Facsimile: (707) 542-3724

Each request must indicate the time period and date for which after hours HVAC is being requested, contain an agreement to pay Landlord's then-current rate within ten days of receiving an invoice for such service, and be signed by an authorized representative of Tenant.

3. Telecommunications Risers and Cabling.

Tenant is responsible for the installation, operation and maintenance of any telecommunication risers and cabling it causes to be installed or utilized between the minimum point of entry to the Building and the Premises, and Landlord shall have no responsibility for any such risers or cabling. Except to the extent of the gross negligence or willful misconduct of Landlord and its

agents or contractors, Landlord shall have no liability to Tenant if, for whatever reason, service to the minimum point of entry to the Building fails or is otherwise unavailable

4. Additional Charges

Landlord may impose a reasonable charge for any utilities and services, including air-conditioning, electric current, water and janitorial service, required to be provided by Landlord by reason of (i) any use of the Premises at any time other than between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday, except holidays; (ii) any use beyond what Landlord agrees to furnish as described above; or (iii) special electrical, cooling and ventilating needs created in certain areas by communication equipment, computers and other equipment or uses.

5. Building Holidays

New Years Day
Memorial Day
Independence Day
Labor Day
Thanksgiving Day
Day After Thanksgiving
Christmas Day

On the above holidays, the Building is closed but Tenant keys will access the Premises. All utilities except HVAC (unless requested by Tenant) are provided. Janitorial service is not provided. When a holiday falls on a Sunday, the Building will normally observe the holiday the following Monday. When a holiday falls on a Saturday, the Building will normally observe the holiday the preceding Friday.

Exhibit D
Rules And Regulations

1. Moving, Loading & Deliveries

(a) The scheduling and manner of all Tenant move-ins and move-outs shall be subject to the discretion and approval of Landlord, and move-ins and move-outs shall take place only after 6:00 p.m. on weekdays, on weekends, or at other times as Landlord may designate. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant, and Tenant shall cause the movers to use only the entry doors and elevators designated by the Landlord. If Tenant's movers damage the elevator or any other part of the Property, Tenant shall pay to Landlord the amount required to repair the damage. Tenant shall cause any mover to deliver evidence of insurance satisfactory to Landlord prior to performing any moving activities.

(b) All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances, designated for such purposes by Landlord. The delivery or shipping of merchandise, supplies and fixtures to and from the Premises shall be subject to such rules and regulations as are necessary, in the judgment of Landlord, for the proper operation of the Building. Tenant shall pay landlord for the repair of any damage occasioned by the moving of freight, furniture or other objects into, within, or out of the Premises or the Building.

2. Noise & Vibration. No loud speakers, televisions, phonographs, radios, or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of Landlord. Tenant shall conduct its business in a quiet and orderly manner so as not to create unreasonable noise. Tenant's machines and equipment that cause noise or vibration that may be transmitted to the structure of the Building or to any space therein, and that is objectionable to Landlord or to any tenants in the Building shall be placed and maintained by the Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

3. Odors. Tenant shall not cause or permit any obnoxious or foul odors that disturb the public or other tenants. Should such odors be evident, Tenant shall be required to take immediate steps to remedy them upon written notice from Landlord.

4. Refuse. Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal within the Building. All garbage and refuse shall be disposed of in accordance with directions issued from- time to time by Landlord. Tenant shall not burn any trash or garbage of any kind in or about the Premises.

5. Cleaning. Unless Landlord agrees to the contrary in writing, all cleaning and janitorial services for the Building shall be provided exclusively through Landlord, and no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises. Landlord shall not

in any way be responsible for any loss of property on the Premises, however occurring, or for any damage to any Tenant's property by the janitor or any other employee or person.

6. Plumbing & Water. Toilets, urinals, wash bowls and other plumbing facilities shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from a violation of this provision shall be borne by Tenant who shall, or whose employees, agents or invitees shall, have caused it. Waste and excessive or unusual use of water shall not be allowed. Tenant shall shut off all water faucets or other water apparatus when the water emanating therefrom is not being used.

7. Extermination. At Tenant's cost, Tenant shall use such pest extermination contractor as Landlord may direct and at such intervals as Landlord may require.

8. Obstructions. Tenant shall not obstruct any sidewalks, halls, lobbies, passages, exits, entrances, elevators, stairways, driveways or courtyards of the Building or any Common Facilities.

9. Windows. Except as consented to in writing by Landlord or in accordance with Building standard improvements, no drapes, curtains, shades, screens or other devices of any nature shall be hung at or used in connection with any window or exterior door on the Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises. Tenant shall not cover or obstruct the windows, glass doors, lights and skylights that reflect or admit light into the Building.

10. Keys. Landlord will furnish Tenant, free of charge, one (1) key to Tenant's suite entrance and one (1) key or access card for a Building entrance for each two hundred fifty (250) rentable square feet of the Premises. Landlord may make a reasonable charge for any additional keys or access cards and for having any locks changed. Tenant shall not make or have made additional keys without Landlord's prior written consent, and Tenant shall not alter any lock or install a new or additional lock or bolt on any door of the Premises without Landlord's prior written consent. Tenant shall deliver to Landlord, upon the termination of its tenancy, all of the keys to all locks for doors on the Premises, and return all keys or access cards for Building entrances that were previously given to Tenant. If Tenant requests that the Premises be re-keyed (due to a lost key or otherwise), Tenant shall pay Landlord the cost of such re-keying.

11. Floor Loading. Tenant shall not place a load upon any floor of the Premises that exceeds the maximum load per square foot that the floor was designed to carry and that is allowed by law.

12. Directory. The directory of the Building is exclusively for the display of the name and location of tenants, and Landlord reserves the right to exclude any other names therefrom. Tenant shall pay Landlord's standard charge for any changes to the directory requested by Tenant.

13. HVAC. Tenant shall not use any method of heating or air-conditioning other than that supplied by Landlord, unless Tenant receives the prior written consent of Landlord. Tenant shall

cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning systems, and to comply with any governmental energy-saving rules, laws or regulations. Tenant shall not adjust controls other than room thermostats installed for Tenant's use.

14. Elevators. The Building's elevators shall be available for use by all tenants in the Building, subject to reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property shall be carried in the elevators except at the times, in the manner and in the elevators as may be designated by the Landlord.

15. Building Access. Landlord reserves the right to exclude any person from the Building after normal business hours, unless that person is known to the person or employee in charge of the Building or is properly identified. Landlord shall not be liable for damages for any error in admitting or excluding any person from the Building. Landlord reserves the right to prevent access to the Building by closing the doors or by other appropriate action in case of invasion, mob, riot, public excitement or other commotion. Landlord reserves the right to exclude or expel from the Building any person who, in the Landlord's judgment, is intoxicated or under the influence of liquor or drugs, or who is in violation of any of the Rules and Regulations of the Building.

16. Access to Premises. All entrance doors to the Premises (and other means of entry) shall be kept locked when the Premises are not in use. Tenant assumes any and all responsibility for protecting its Premises from theft and robbery. All doors opening to public corridors that are not equipped with approved automatic closing devices shall be kept closed except for normal ingress and egress to and from the Premises.

17. Nuisance. Tenant shall not use (or permit to be used) any foul or noxious gas or substance in or about the Premises, or permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations.

18. Parking. Tenant shall not park vehicles in any areas designated by Landlord for parking by visitors to the Building or other reserved parking spaces. Tenant shall not leave vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks. Tenant shall not leave vehicles in the Building parking areas overnight. Tenant shall not park any one vehicle in more than one parking space.

19. Miscellaneous Prohibited Actions.

(a) Tenant shall not mark, drive nails, screw, cut or drill into, paint, or in any way deface any walls, woodwork or other surface or part of the Premises or Building, except that Tenant may hang pictures, blackboards, or similar objects within the Premises in a manner approved by Landlord in writing, providing that prior to the end of the Term Tenant restores the Premises as

provided elsewhere in the Lease. Tenant shall not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord.

(b) Tenant shall not install, maintain or operate within the Premises any vending machine or video, pinball, or similar game machine of any description without the prior written consent of Landlord.

(c) No animal, except seeing eye dogs when in the company of their masters, may be brought into or kept in the Building.

(d) Tenant shall not go upon the roof of the Building or make any roof or terrace penetrations. Tenant shall not allow anything to be placed on any outside terraces or balconies without the prior written consent of Landlord.

(e) Canvassing, soliciting and distributing handbills or any other written material and peddling in the Building or on or about the Property are prohibited, and Tenant shall cooperate with Landlord to prevent these activities.

(f) The Premises shall not be used for the storage of merchandise, for washing clothes, for lodging or for any improper, objectionable or immoral purpose.

(g) Tenant shall not store any materials or items outside of the Premises without permission in writing from Landlord.

(h) Tenant shall not at any time enter the mechanical installations or facilities of the Building, or adjust, tamper with, touch or otherwise in any manner affect the installations or facilities.

20. Miscellaneous Required Actions.

(a) Tenant shall obtain Landlord's consent and comply with Landlord's instructions with respect to the installation of telephones, burglar alarms or other equipment that ties into or otherwise affects the Building's electrical, safety or other systems.

(b) Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

21. Cooking. No cooking shall be permitted on the Premises, except that brewing coffee, tea, hot chocolate and similar beverages and microwaving food shall be permitted, provided that the equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations, and only Underwriters' Laboratory approved equipment is used.

22. Managing Agent. Requests for assistance or reports of items needing attention in the Building should be made by an authorized representative of Tenant to Landlord's Managing Agent, which as of the date of this lease is:

Prentiss Properties
100 B Street #240
Santa Rosa, CA 95401
Attention: Property Management
Telephone: (707) 542-2945
Facsimile: (707) 542-3724

The Managing Agent's policy is that its employees shall not perform any work outside of their regular duties or admit any person (including employees of Tenant) to any office unless under special instructions from the Managing Agent.

23. Bicycles and Other Wheeled Devices. No bicycles, scooters, roller blades or other wheeled devices are allowed in the building, with the exception of wheel chairs or other similar devices used in accordance with applicable laws.

24. Limitation on Occupancy and Use. Tenant shall not cause or permit more than one (1) person per 107 rentable square feet of the Premises to be in the Premises at any time. Tenant shall not use the Premises (or permit the use of the Premises) in a manner that interferes with the normal use and enjoyment of the Building or Common Facilities by other tenants, or that overtaxes or is otherwise incompatible with the Building's systems or facilities.

25. Amendment & Waiver. Landlord reserves the right from time to time to amend or supplement these Rules and Regulations in the reasonable exercise of its discretion. Landlord shall notify Tenant of any amendments or supplements to these Rules and Regulations, and Tenant shall comply with these Rules and Regulations as so amended or supplemented. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no waiver by Landlord shall prevent Landlord from thereafter enforcing these Rules and Regulations against any or all of the tenants of the Building, or be construed as a waiver of these Rules and Regulations except with respect to the specific waiver expressly made by Landlord.

26. Tenant's Responsibility. Tenant shall be responsible for the observance of all of these Rules and Regulations by Tenant's employees, agents, clients, customers, invitees and guests, and for any damages or injuries sustained by Landlord or other tenants or occupants of the Building arising from noncompliance with these Rules and Regulations by Tenant or its employees, agents, clients, customers, invitees or guests.

Exhibit E
Work Letter

Tenant shall lease the Premises from Landlord "As-Is" without change or modification, excepting however that Landlord at Landlord's sole cost and expense shall install building standard paint and carpet in the Premises.